Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant customarily and actually treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

___________________________________________

LIMITED PARTNERSHIP AGREEMENT

OF

HOLDEN HILLS PHASE 2, L.P.,
a Texas limited partnership

___________________________________________

THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE TEXAS SECURITIES ACT OR OTHER APPLICABLE STATE STATUTES AND RELATED RULES AND REGULATIONS (COLLECTIVELY, THE “SECURITIES LAWS”) IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THE SECURITIES LAWS. THE SALE OR OTHER DISPOSITION OF THE LIMITED PARTNERSHIP INTERESTS IS RESTRICTED, AS SET FORTH IN THIS LIMITED PARTNERSHIP AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE GENERAL PARTNER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES LAWS. BY ACQUIRING THE LIMITED PARTNERSHIP INTERESTS REPRESENTED BY THIS LIMITED PARTNERSHIP AGREEMENT, EACH LIMITED PARTNER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED PARTNERSHIP INTEREST WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE SECURITIES LAWS AND THE TERMS AND PROVISIONS OF THIS LIMITED PARTNERSHIP AGREEMENT.

SEE ARTICLE TWELVE FOR REPRESENTATIONS AND WARRANTIES REQUIRED WITH RESPECT TO AN INVESTMENT IN THIS LIMITED PARTNERSHIP.

LIMITED PARTNERSHIP AGREEMENT
OF
HOLDEN HILLS PHASE 2, L.P.
    i

7.2	Powers	16
7.3	Duties of the General Partner	17
7.4	Limitation on Authority/Major Decisions	18
7.5	Approval of the Partners	20
7.6	Approval of the Limited Partners	20
7.7	No Limited Partner Control	21
7.8	Limited Partner Liability	21
7.9	Return of Capital Contribution	21
7.10	Certain Contracts with Affiliates; Asset Management Fees	21
7.11	Indemnification	22
7.12	Removal of General Partner	24
7.13	Guarantor Releases and Conversion	24
7.14	Appointment of Substitute General Partner	25
7.15	Confidentiality and Publicity	25
7.16	Business Plan and Budgets	28
ARTICLE 8 TRANSFER OF THE INTERESTS OF THE PARTNERS		29
8.1	Prohibition Against Unauthorized Transfers	29
8.2	Permitted Assignments	30
8.3	Right of First Refusal for Transfers	31
8.4	Push-Pull Buy-Sell	32
ARTICLE 9 COSTS, OBLIGATIONS AND RESERVES		35
9.1	Costs	35
ARTICLE 10 ACCOUNTING		36
10.1	Books of Account	36
10.2	Fiscal Year	36
10.3	Reports and Statements	36
ARTICLE 11 POWERS OF ATTORNEY		37
11.1	Power of Attorney	37
11.2	Duration of Power	38
ARTICLE 12 PARTNER REPRESENTATIONS AND WARRANTIES		38
12.1	Representations and Warranties	38
12.2	Reimbursement Obligation	41
12.3	Indemnification of Partnership, General Partner and Others	41
12.4	Represented Parties	41
ARTICLE 13 DEFAULT BY A PARTNER		41
13.1	Events of Default	41
13.2	Effect of Default	42
ARTICLE 14 WINDING-UP AND TERMINATION		44
14.1	Winding Up and Termination	44
14.2	Restoration of Deficit Capital Account	44
14.3	Winding Up and Liquidation	44
14.4	Right of Partition Waived	45
ARTICLE 15 MISCELLANEOUS		45
15.1	Notices	45
15.2	Binding Effect	45
15.3	No Oral Modification	45
15.4	Applicable Laws and Venue	45
15.5	Gender	45
15.6	No Implied Waiver	45
15.7	Legal Construction	45
15.8	Headings	46
    ii

15.9	Multiple Counterparts	46
15.10	Execution of Documents	46
15.11	Reliance on Authority of General Partner	46
15.12	No Third-Party Beneficiary	46
15.13	Amendments	47
15.14	Reliance on Authority of Person Signing Agreement	47
15.15	Attorney’s Fees	47
15.16	No Right of Withdrawal	47
15.17	Time is of Essence	47
15.18	Entire Agreement	47
15.19	Dispute Resolution	47
15.20	Tied House Law Restrictions	48
15.21	Beneficial Ownership Information	49

List of Exhibits* and Appendices:

EXHIBIT A – Partners’ Initial Capital Interests, Initial Voting Interests, and Initial Capital Contributions
EXHIBIT B – Property Description
EXHIBIT C – Summary of Recent Project Costs
EXHIBIT D – Consent to Future Representation of the Partnership and/or the Represented Parties
APPENDIX A – Capital Accounts, Allocations of Profits and Losses and Other Tax Matters
APPENDIX B – Definitions

* Certain exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits to the Securities and Exchange Commission upon request.

    iii

LIMITED PARTNERSHIP AGREEMENT

OF

HOLDEN HILLS PHASE 2, L.P.
Dated effective as of June 13, 2025 (the “Effective Date”)

This Limited Partnership Agreement (this “Agreement”) of HOLDEN HILLS PHASE 2, L.P., a Texas limited partnership (the “Partnership”), is made and entered into by and among HOLDEN HILLS PHASE 2 GP, L.L.C., a Texas limited liability company, as the general partner (the “General Partner”), STRATUS PROPERTIES OPERATING CO., L.P., a Delaware limited partnership (the “Class A Limited Partner”), and SWPD INVESTMENTS, LLC, a Delaware limited liability company (the “Class B Limited Partner”). The Class A Limited Partner and the Class B Limited Partner are referred to collectively as the “Limited Partners” and individually as a “Limited Partner.” The General Partner and the Limited Partners are referred to collectively as the “Partners” and individually as a “Partner.” Except in cases where the context otherwise requires, capitalized terms used in this Agreement shall have the meanings ascribed there in Appendix B.
RECITALS
    A.    The Certificate of Formation was filed with the Secretary of State of Texas pursuant to the TBOC on May 28, 2025 (the “Filing Date”).
B.    On the terms and subject to the conditions set forth in this Agreement, the Class A Limited Partner agrees to make an initial Capital Contribution as provided in this Agreement.
C.    On the terms and subject to the conditions set forth in this Agreement, the Class B Limited Partner agrees to make certain initial cash Capital Contributions as provided in this Agreement.
D.    The Partners intend for the Partnership to, among other things provided for in this Agreement, own, hold for investment, manage, improve, develop, maintain, and/or sell the Property or portions thereof in accordance with the terms of this Agreement.
E.    The Partners desire to enter into this Agreement to, among other things, (i) admit the Partners, (ii) provide for the management of the Partnership, and (iii) set forth the rights and obligations of the respective Partners.
For and in consideration of the mutual covenants, rights, and obligations set forth in this Agreement, the benefits to be derived from this Agreement, and other good and valuable consideration, the receipt and sufficiency of which each Partner acknowledges, the Partners hereby agree as follows:
ARTICLE 1

FORMATION OF PARTNERSHIP
1.1Formation. Pursuant to the Texas Business Organizations Code (the “TBOC”), the Partnership is formed as a limited partnership by the filing of the Certificate of Formation with the Secretary of State of Texas on the Filing Date and the execution of this Agreement by the Partners.

1.2Name. The name of the Partnership is Holden Hills Phase 2, L.P.
1.3Term. The term of the Partnership will commence as of the Effective Date and will exist until terminated as provided in Article Fourteen.
1.4Organizational Certificates. The General Partner will file with the Secretary of State of the State of Texas a certificate of formation (the “Certificate of Formation”) conforming to the requirements of the TBOC together with such accompanying instruments required by the TBOC. The General Partner will execute amendments to the Certificate of Formation and other certificates and instruments as required by and in accordance with the terms of this Agreement and the TBOC, and will file, record, and publish those certificates and instruments and do such other acts in connection therewith, as required by this Agreement, the TBOC, and other applicable laws for the formation, continuation, preservation, and/or operation of the Partnership as a limited partnership.
1.5Assumed Names. The General Partner may execute and file in the appropriate place or places an assumed or fictitious name certificate or such other certificate or instrument required by applicable laws of the State of Texas with respect to the use of an assumed or fictitious name by the Partnership, provided that such name shall not include the name of the Class B Limited Partner nor any of its Affiliates without the prior written consent of the Class B Limited Partner.
1.6Ownership. All property and interests in property, real or personal, tangible or intangible, owned by the Partnership will be deemed owned by the Partnership as an entity, and no Partner, individually, will own such property or interests. A Partner’s Interest will be personal property for all purposes.
1.7Limits of Partnership. The relationship between and among the Partners will be limited to carrying on the business of the Partnership in accordance with the terms of this Agreement. Such relationship will be construed and deemed to be a partnership for the sole and limited purpose of carrying on such business. Nothing contained in this Agreement will be construed to create a general partnership between the parties or to authorize any party to act as general agent for any other party.
1.8No Individual Authority. No Partner, acting alone, will have any authority to act for, or to undertake or assume any obligation, debt, duty, or responsibility on behalf of, the other Partner(s) or the Partnership, except as otherwise expressly provided for in this Agreement.
1.9Partner’s Commitments Outside the Partnership. The Partnership is not and will not be responsible or liable for any indebtedness or obligation of any Partner(s) incurred either before or after the Effective Date, except for those responsibilities, liabilities, debts, and obligations undertaken or incurred before the Effective Date by the General Partner or the Class A Limited Partner in good faith in carrying out the purpose of the Partnership subject to the terms of that certain Contribution Agreement dated as of the Effective Date between the Class A Limited Partner and the Partnership (the “Contribution Agreement”), or undertaken or incurred on or after the Effective Date on behalf of the Partnership under the terms of this Agreement, or assumed in writing by the Partnership provided that reimbursement to the General Partner or the Class A Limited Partner for expenses incurred before the Effective Date shall be limited to those included within the Operating Budget.
1.10Outside Activities of Partners. Except as otherwise expressly set forth in this Agreement or otherwise agreed in writing, each Partner and each Partner’s Affiliates: (i) may carry on and conduct in any way or in any capacity, including, but not limited to, for such Partner’s (or Affiliate’s) own right and for such Partner’s (or Affiliate’s) own personal account, as a partner in any other partnership, as a venturer in any joint venture, as a member or manager in any limited liability company, as an employee, officer, director, or stockholder of any corporation, or as a participant in any syndicate, pool, trust, association, or other business organization, a business that competes, directly or indirectly, with the business of the Partnership; (ii) will be free in any capacity to conduct business activities the same or similar as conducted by the Partnership; (iii) may make investments in any kind of property; and (iv) will have no obligation to disclose, to give notice of, offer a participation in, or to account to the Partnership or any other Partner for any such business, activity, or investment. The Partnership will have no claim or right to any such business, activity, or investment. Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the General Partner, the Class A Limited Partner, Stratus Properties Inc., a Delaware corporation (“Stratus”), or any Affiliate of Stratus will purchase or invest in any material real property or real estate project within a three (3)-mile radius of the Real Property (as defined below) that is competitive with the Real Property except for (i) any real property or real estate project owned by the Class A Limited Partner, Stratus, or any Affiliate of Stratus as of the Effective Date; (ii) any real property or real estate project that the Class A Limited Partner, Stratus, or any Affiliate of Stratus purchases from the Partnership in accordance with this Agreement; and (iii) any real property or real estate project conveyed from Holden Hills, L.P., a Texas limited partnership (the “Holden Hills Partnership”), to the Class A Limited Partner, Stratus, or any Affiliate of Stratus, in each case, in accordance with the terms of the Amended and Restated Limited Partnership Agreement of the Holden Hills Partnership, dated as of January 31, 2023, as such agreement may be further amended after the Effective Date.
1.11No Distribution Intent. The Partners hereby represent and warrant to the Partnership and to each other that they are acquiring their respective interests in the Partnership for their respective individual purposes only and without a view to the distribution (as such term is used in the Securities Laws) thereof.
ARTICLE 2

PURPOSE

2.1General. The principal purposes of the Partnership will be to accept the contribution of, own, hold for investment, finance, improve, lease, manage, maintain, and sell all or part of (i) that certain approximately 547.43 acres of real property located in Travis County, Texas, together with all improvements thereon and appurtenances thereto, as more fully described as Tract 1, Parcels A, B, and C and Tract 2 on Exhibit B, attached hereto and incorporated herein (the “Fee Real Property”); (ii) the Class A Limited Partner’s right, title, and interest in and to that certain approximately 24.677 acres of real property located in Travis County, Texas, together with all improvements thereon and appurtenances thereto, as more fully described as Tract 3, Tract 4, and Tract 5 on Exhibit B, attached hereto and incorporated herein (the “Dedicated ROW Real Property”); and (iii) any other property and contract rights necessary or desirable for the acquisition, ownership, investment, financing, improvement, leasing, management, maintenance, and sale of the Fee Real Property and the Dedicated ROW Real Property (the Real Property, Dedicated ROW Real Property and other such property and rights are collectively referred to as the “Property”), together with such other activities related to the Property that the General Partner determines to be in the best interests of the Partnership or deems to be necessary, advisable, or convenient to the promotion or conduct of the business of the Partnership, including, without limitation, incurring indebtedness and granting liens and security interests in real and personal property of the Partnership to secure such indebtedness, in each case, in accordance with the terms of this Agreement (collectively, the “Business”). The Fee Real Property and the Dedicated ROW Real Property are collectively referred to as the “Real Property.” The Class A Limited Partner dedicated the Dedicated ROW Real Property to the City of Austin, Texas pursuant to the plat recorded under Document No. 201300271 of the Official Public Records of Travis County, Texas and the plat recorded under Document No. 202200163 of the Official Public Records of Travis County, Texas. To the extent the Class Limited Partner has any right, title, or interest in or to the Dedicated ROW Real Property, the Class A Limited Partner is conveying such right, title, and interest to the Partnership pursuant to the Contribution Agreement.
2.2Specific Purposes. Without limiting the generality of Section 2.1, but subject to the express restrictions contained in this Section 2.2, Section 7.4, and other applicable provisions of this Agreement, the Partnership may, as determined by the General Partner: (i) enter into, approve, consent to, perform, enforce, and carry out contracts of any kind necessary or desirable to, or in connection with, or incidental to, accomplishing the general purposes of the Partnership as set for in Section 2.1, including any contract or action required or desirable under any mortgage, pledge, or security document encumbering the Property and including any note, deed of trust, or loan agreement in connection therewith; (ii) acquire any property, real or personal, in fee or under lease appurtenant to the Property (which shall be deemed to be a part of the Property); (iii) own, operate, manage, develop, lease, and/or sell any of the Property; (iv) borrow money and issue evidence of indebtedness, and secure the same by mortgage, deed of trust, pledge, security agreement, other lien, or security interest, in furtherance of all of the permitted purposes of the Partnership; and (v) pursue entitlements for development and improvement of the Property and pursue conceptual land planning for the Property.
The Partners agree that the initial purposes of the Partnership do not include the development or construction of horizontal or vertical improvements in, under, or on the Property or any parcel within the Property (each, a “Project”, and collectively, the “Projects”). Each Project, if any, will be subject to the approval of the Partners on terms and conditions as may be agreed to by the Partners in accordance with Section 7.4 including, without limitation, amendments to this Agreement and the Asset Management Agreement (as defined below) and execution of one or more Development Management Agreements (as defined below) and/or other necessary agreements as mutually determined by the Partners. With the consent of the Partners, the Partnership may sell, lease, or contribute the Property or parcels thereof to subsidiaries of the Partnership or other Persons that are Affiliates of all the Partners in connection with the Partnership’s or such subsidiaries’ or Affiliates’ development or redevelopment of such property or parcels and holding, improving, managing, operating, selling, and other activities with respect to such development or redevelopment, provided that no such sale, lease, or contribution shall result in the circumvention of the consent and approval rights of any Limited Partner as set forth herein without such Limited Partner’s prior written consent.
Subject to the consent and other requirements in this Agreement, the Partners acknowledge that the Partnership may (i) sell parcels within the Property to Affiliates of one or both of the Partners or to third parties; (ii) contribute such parcels to the capital of affiliated development partnerships or limited liability companies in exchange for equity interests therein; and/or (iii) distribute such parcels to one or more of the Partners for further development, improvement, and sale by the Partners or Affiliates of the Partners.
2.3Property Purchase and Loan Authorization. Without limiting the generality of Sections 2.1 and 2.2 above, but subject to the other terms of this Agreement, including, without limitation the express restrictions and limitations contained in Sections 2.1 and 2.2 and Section 7.4, the General Partner is hereby authorized and empowered, for and on behalf of the Partnership, without the consent, approval, or joinder of any other Partner (except as otherwise required herein), to: (i) accept the contribution of property and funds described as capital contributions on Exhibit A (and as otherwise provided by this Agreement), make all reimbursements of costs and expenses required or permitted under this Agreement to the General Partner, the Class A Limited Partner, the Class B Limited Partner, and their respective Affiliates, including, without limitation, pursuant to Section 7.10; (ii) enter into, amend, and perform under any acquisition, development, construction, and/or permanent financing, as evidenced by written instruments, agreements, and documents required by lenders selected by the General Partner (each a “Lender”) to finance the purchase, improvement, or construction of or upon the Fee Real Property or related to the Property and with any such financing terms and conditions and with such collateral as required by the Lender and deemed necessary or desirable by the General Partner in connection with any such loan, including, without limitation, promissory notes, mortgages, deeds of trust, security agreements, loan agreements, assignments, financing statements, bills of sale, and such other documents to contain such terms and provisions as the General Partner may deem necessary, proper, or advisable; (iii) enter into, amend, and perform under any management, development, consulting, marketing and sales agreements related to the Property or the Partnership, including such agreements with Affiliates of the General Partner or the Limited Partners, but subject to any express limitations contained in this Agreement; and (iv) admit Partners to the Partnership pursuant to the terms of this Agreement. Any such action, execution, acknowledgment, and/or delivery by the General Partner, for and on behalf of the Partnership, shall be conclusive evidence that the General Partner deems such actions and deliveries reasonable and necessary for the benefit of the Partnership.
ARTICLE 3
PRINCIPAL PLACE OF BUSINESS
3.1Place of Business. The principal place of business of the Partnership will be as set forth in the Certificate of Formation. The General Partner may change the principal place of business at any time and from time to time. The General Partner will deliver written notice to the Limited Partners promptly after any change of the principal place of business of the Partnership. The Partnership may also have such other places of business as the General Partner determines to be appropriate.
3.2Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Texas is as set forth in the Certificate of Formation, and the name and address of the registered agent for service of process on the Partnership in the State of Texas is as set forth in the Certificate of Formation. The General Partner may, from time to time, change the registered office and the registered agent. If the General Partner changes the Partnership’s registered agent (or if the General Partner is notified of a change in the registered agent’s office address), the General Partner will notify the Limited Partners in writing of any such change.
ARTICLE 4
PARTNERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS
4.1Capital Interests; Distribution Interests; and Voting Interests.
(a)Subject to the terms and provisions of this Agreement, each Partner will have the following: (i) a capital interest in the Partnership that at the time of determination is in the same proportion that such Partner’s total Capital Contributions bears to the total Capital Contributions of all the Partners, which initially will be reflected opposite each of such Partner’s name on Exhibit A (referred to collectively as “Capital Interests” and individually as a “Capital Interest”); (ii) an interest in distributions of the Partnership as set forth in Article Six (referred to collectively as “Distribution Interests” and individually as a “Distribution Interest”); and (iii) a voting interest in the Partnership that is proportional to such Partner’s Capital Interest (referred to collectively as “Voting Interests” and individually as a “Voting Interest”). The Partners’ respective Capital Interest(s), Distribution Interest(s), and Voting Interest(s), and all other rights, titles, and interests associated therewith under this Agreement, are sometimes referred to collectively as the “Interest(s)” and individually as an “Interest.”
(b)The initial Capital Interests and initial Voting Interests held by the Partners as of the Effective Date are as set forth on Exhibit A. The Interests of the Partners will be adjusted from time to time to reflect (i) Additional Capital Contributions made to the Partnership in accordance with this Agreement; (ii) the admission of new Partners in accordance with this Agreement; (iii) transfers by the Partners of their Interests in accordance with this Agreement; and (iv) such other events as otherwise may give rise to a change in any Partner’s ownership of Interests under this Agreement. Upon any such adjustment, the General Partner is hereby authorized and empowered to make appropriate amendments to Exhibit A and shall provide a copy thereof to each Limited Partner.
4.2Initial Capital Contributions.
(a)General. Within ten (10) business days after the execution and delivery of this Agreement or on such later date determined by the General Partner upon written notice to the Partners, each Partner must make the initial capital contributions to the Partnership as set forth opposite such Partner’s name on Exhibit A (the “Initial Capital Contributions”). The Initial Capital Contributions of the Partners and all other cash and property contributed to the capital of the Partnership pursuant to this Article Four are collectively referred to as “Capital Contributions.” Except as otherwise expressly provided in this Agreement, all Capital Contributions shall be in the form of cash unless all the Partners otherwise agree in writing.
(b)General Partner and Class A Limited Partner.
(i)Contribution of Property. Before the Effective Date, the Class A Limited Partner owned the Fee Real Property and rights, titles, and interests in and to certain documents and agreements related to the Real Property and the Business (the “Personal Property”). The Class A Limited Partner will convey the Fee Real Property and the Class A Limited Partner’s right, title, and interest in and to the Dedicated ROW Real Property to the Partnership and assign the Class A Limited Partner’s rights, titles, and interests in and to the Personal Property to the Partnership as the General Partner and Class A Limited Partner’s Initial Capital Contributions in accordance with the Contribution Agreement. The Class A Limited Partner will execute a special warranty deed conveying fee simple title to the Fee Real Property to the Partnership and the Class A Limited Partner’s right, title, and interest in the Dedicated ROW Real Property, and an assignment and assumption agreement assigning the Personal Property to the Partnership. The Contribution Agreement will provide for (A) the Partnership’s assumption of specified liabilities and obligations of the Class A Limited Partner with respect to the Personal Property, and (B) the Class A Limited Partner’s obligation, at its cost and expense, to cause the completion by the Holden Hills Partnership of the “Tecoma Improvements” as defined in and in accordance with the Development Agreement dated effective as of January 31, 2023, between the Class A Limited Partner and the Holden Hills Partnership (the “Tecoma Improvements Development Agreement”) according to the cost sharing arrangement between the Class A Limited Partner and the Holden Hills Partnership provided in the Tecoma Improvements Development Agreement.
(ii)Reimbursement of Recent Project Costs. Between May 9, 2024 and the Effective Date, the General Partner, the Class A Limited Partner, and their Affiliates incurred costs and expenses in connection with the organization, due diligence, site planning, entitlement, and related planning work for the Partnership, Real Property, Personal Property, and Business (the “Recent Project Costs”), which Recent Project Costs through March 31, 2025 total approximately $874,596 and, together with the total estimated Recent Project Costs, are summarized on Exhibit C. The General Partner will provide reasonably detailed supporting documentation for the Recent Project Costs to the Class B Limited Partner. The Partnership will reimburse the Class A Limited Partner for the estimated Recent Project Costs within a reasonable time after the Effective Date. The Partnership expects to obtain a loan approved by the Partners from a third-party Lender to fund the reimbursement of the Recent Project Costs and the costs and expenses of the Partnership set forth in the Operating Budget. Within a reasonable time after the Effective Date, the General Partner will compute and determine the actual amount of the total Recent Project Costs and provide reasonably detailed supporting documentation for the Recent Project Costs to the Class B Limited Partner. Without approval of the Partners, the actual amount of the total Recent Project Costs will not exceed the amount for such costs set forth in the approved Operating Budget. Upon determining the actual amount of the total Recent Project Costs, the Partnership will promptly reimburse the Class A Limited Partner the excess amount, if any, of the actual Recent Project Costs over the estimated Recent Project Costs reimbursed to the Class A Limited Partner, or the Class A Limited Partner will promptly pay to the Partnership the excess amount, if any, of the estimated Recent Project Costs reimbursed to the Class A Limited Partner over the actual Recent Project Costs.
(c)Distribution of Cash to Class A Limited Partner. Immediately after the Class B Limited Partner makes its Initial Capital Contribution to the Partnership, the Partnership will distribute the following amount of cash to the Class A Limited Partner (the “Initial Distribution to the Class A Limited Partner”):
Initial Distribution to the Class A Limited Partner:        $47,846,030.00
(d)Net Initial Capital Contributions and Allocation. The Partners agree that the value of the Real Property and the Personal Property as the Effective Date is $95,692,060.00 (the “Agreed Initial Value”). After the Initial Distribution to the Class A Limited Partner, the amount to be used in calculating the Initial Capital Contributions for the General Partner and the Class A Limited Partner will be the net of the total Initial Capital Contributions of the General Partner and the Class A Limited Partner (Agreed Initial Value of $95,692,060.00) less the amount of the Initial Distribution to the Class A Limited Partner ($47,846,030.00) for net Initial Capital Contributions of $47,846,030.00. For the avoidance of doubt, immediately following the Initial Capital Contributions of the Partners and the Initial Distribution to the Class A Limited Partner, the General Partner’s Capital Account balance shall be $95,692.06, the Class A Limited Partner’s Capital Account balance shall be $47,750,337.94, and the Class B Limited Partner’s Capital Account balance shall be $47,846,030.00, and the General Partner’s Capital Interest shall be 0.1%, the Class A Limited Partner’s Capital Interest shall be 49.9%, and the Class B Limited Partner’s Capital Interest shall be 50.0%. For additional clarity, the reimbursement to the Class A Limited Partner for the Recent Project Costs will not reduce the General Partner or Class A Limited Partner’s Initial Capital Contributions.
(e)Tax Treatment. The Partners intend that the reimbursement of the Recent Project Costs and distribution of the Initial Distribution to the Class A Limited Partner be treated as reimbursements of preformation expenditures with the meaning of Treasury Regulations Section 1.707-4(d) to the maximum extent permitted by the Code and the Treasury Regulations thereunder. To the extent reimbursement of the Recent Project Costs and distribution of the Initial Distribution to the Class A Limited Partner is not permitted to be treated as reimbursements of preformation expenditures with the meaning of Treasury Regulations §1.707-4(d) by the Code and the Treasury Regulations thereunder, the remaining amount thereof (the “Remaining Payment Amount”) is intended to be treated as a transaction subject to treatment under Section 707(a) of the Code and the Treasury Regulations thereunder, as in part a sale and in part a contribution, to the Partnership by the Class A Limited Partner of the Real Property and Personal Property.

4.3Additional Capital Contributions.
(a)General. Except as set forth in this Section 4.3, no Partner will have any obligation to contribute additional capital to the Partnership.
(b)Capital Commitments.
(i)Calls. In addition to each Partner’s Initial Capital Contribution, each Partner will be obligated to, and will, from time to time, as called by the General Partner under this Section 4.3(b) (a “Capital Commitment Call”), contribute cash as additional Capital Contributions to the Partnership (individually, a “Capital Commitment” and collectively, the “Capital Commitments”) for the following costs and expenses of the Partnership (collectively, the “Mandatory Expenditures”); provided such Mandatory Expenditures are within available unused reserves therefor in the then current Project Budget or Operating Budget that has been approved by the Partners in accordance with Section 7.4 and Section 7.16 or otherwise approved by the Partners: (A) costs and expenses to prevent imminent material risk to health and safety, imminent material property damage, or imminent imposition of criminal or civil sanctions against the Partnership, the Property, or any Partner related to the Partnership or the Property; (B) costs and expenses for property taxes, utilities services, insurance, or other like nondiscretionary and necessary expenses to hold and maintain the Property over which the General Partner has no reasonable control; (C) costs and expenses incurred or required to be paid pursuant to and in accordance with any contract or agreement entered into by or on behalf of the Partnership in accordance with this Agreement (other than the Asset Management Agreement) until the time such contract or agreement can be terminated without penalty under the terms of such contract or agreement after a Partner delivers a Deadlock Notice to the Partnership and the other Partners; and (D) debt service payments on loans to the Partnership entered into by the Partnership in accordance with this Agreement (other than Operating Loans). Each Partner will have the obligation to make such aggregate additional Capital Contributions to the extent provided for and in accordance with the terms of this Agreement, at such times as may be reasonably determined by the General Partner and in proportion to the aggregate Capital Commitments of all Partners. Such additional Capital Contributions shall be used solely for purposes of paying or satisfying Partnership Mandatory Expenditures in accordance with this Agreement (including Sections 7.4 and 7.16). The General Partner will not be required to call the total amount of the Capital Commitments. If the General Partner determines that all or part of the Capital Commitments are required by the Partnership, the General Partner will deliver written notice of the Capital Commitment Call (a “Capital Commitment Call Notice”) to each Partner setting forth the total amount of the Capital Contribution needed and the amount required of each Partner, which will be the product of the total amount of Capital Contributions called by the General Partner multiplied by each Partner’s respective Capital Interest, and include a reasonably detailed and itemized description of the use of such Capital Contributions. Each Partner must make a Capital Contribution equal to its proportionate share of the total Capital Contributions required of all Partners pursuant to a Capital Commitment Call Notice within ten (10) business days after delivery of such Capital Commitment Call Notice.
(ii)Failure to Fund Capital Commitment. Failure of a Partner to fund the full amount of such Partner’s Capital Commitment when due and the continuance of such failure for a period of ten (10) business days after written notice thereof has been given to such Partner will be an Event of Default as set forth in Section 13.1 and subject to the rights and remedies of the Partnership and the Partners for an Event of Default as set forth in this Agreement. In addition to any other rights and remedies under this Agreement and available legal and equitable remedies, upon an Event of Default under this Section 4.3(b) and written notice of such Event of Default is delivered to the Partners, the non-defaulting Partners will have the right (but not the obligation) to fund up to the amount of the Capital Commitment not funded by the defaulting Partner (a “Capital Commitment Shortfall”). The non-defaulting Partners who elect to fund the Capital Commitment Shortfall will have the right to fund at the time and in such proportions and as they agree upon among themselves, or in the absence of such agreements, then in proportion to their respective Capital Interests and within thirty (30) days after notice of such Event of Default is delivered to the Partners. In the event of a Capital Commitment Shortfall, the non-defaulting Partners will not be required to comply with the notice, timelines, and other procedures under Section 4.3(c) for Additional Capital Contributions (e.g., requests for additional funds from Lender, etc.) or under Section 4.5 for Operating Loans, in each case, to the extent of such Capital Commitment Shortfall, but may immediately fund the Capital Commitment Shortfall. Each Partner funding a Capital Commitment Shortfall may determine in its sole discretion, and will determine within a reasonable time after funding by written notice to the Partnership, whether to treat such funding of the Capital Commitment Shortfall as an Additional Capital Contribution under Section 4.3(c) (and resulting adjustments of Interests as provided in Section 4.8) or an Operating Loan under Section 4.5. If any Partner funding a Capital Commitment Shortfall does not notify the Partnership of such Partner’s selection of alternatives under the immediately preceding sentence within thirty (30) days after the funding, then such Partner shall be deemed to have selected to treat such funding as an Operating Loan under Section 4.5 in respect of such Capital Commitment Shortfall (but no selection or deemed selection of alternatives shall be binding on any such Partner in respect of any subsequent Capital Commitment Shortfalls).
(iii)Capital Commitment Guarantee. As of the Effective Date, an Affiliate of the Class A Limited Partner approved by the Partners (the “Class A Guarantor”) will guarantee payment of the General Partner’s Capital Commitment and the Class A Limited Partner’s Capital Commitment pursuant to a guaranty agreement approved by the Partners.
(c)Requests for Additional Capital Contributions.
(i)Determination of Remaining Funding Deficit. If the sum of Capital Contributions, loan proceeds to the Partnership, and net cash flow from operations received by the Partnership, less any prior distributions of such amounts to the Partners and other prior expenditures of such amounts in accordance with the terms of this Agreement, are not adequate to meet the Partnership’s current or future anticipated costs, expenses, or obligations for the improvement, management, operation, protection, maintenance, or utilization of the Partnership, Property, or Business (a “Funding Deficit”) as reasonably determined by the General Partner, before requesting additional capital or loans from the Partners, if the Partnership has loans from a secured Lender at such time, then the General Partner will request additional financing for all of the Funding Deficit from the primary secured Lender to the Partnership on the same or better terms as the then existing financing from such Lender. To the extent all or any part of the Funding Deficit is not funded to the Partnership on the same or better terms as the then existing financing from such Lender, if any, within thirty (30) days after requested by the General Partner (a “Remaining Funding Deficit”), the General Partner may request additional Capital Contributions from the Partners as provided below.

(ii)Notice and Participation in Additional Capital Contributions. The Partners will have the option, but not the obligation, to make additional Capital Contributions (“Additional Capital Contributions”) to the Partnership (subject to Section 4.8, on such terms, subject to such conditions, and in such amounts as may be mutually determined by the Partners in accordance with Section 7.4(g) for any Remaining Funding Deficit, and/or to reimburse a Credit Guarantor for any Guaranty Payment in accordance with Section 4.3(e); provided that the failure of a Partner to contribute Additional Capital Contributions that have been approved by the Partners in accordance with this Section 4.3(c)(ii) will result in proportional dilution of such Partner’s Interest. Upon written notice from the General Partner to the Partners of a Remaining Funding Deficit and request for Additional Capital Contributions (the “Additional Capital Contribution Notice”), if any Partner desires to make an Additional Capital Contribution, then such Partner must deliver written notice to the General Partner within ten (10) business days after the Additional Capital Contribution Notice (the “Additional Capital Contribution Offering Period”) requesting participation in the Additional Capital Contributions and the amount such Partner desires to contribute. Unless otherwise agreed by the Partners providing Additional Capital Contributions, the relative percentages of the amount of Additional Capital Contributions to be funded by the Partners will be in proportion to the relative Capital Interests of the Partners participating in such Additional Capital Contributions. After the Additional Capital Contribution Offering Period, the General Partner will deliver written notice to the Partners who requested participation in the Additional Capital Contributions stating the amounts that each of such participating Partners will be providing as Additional Capital Contributions (the “Additional Capital Contribution Funding Notice”). Within ten (10) business days after the Additional Capital Contribution Funding Notice, the Partners participating in the Additional Capital Contributions must deliver funds to the Partnership for the Additional Capital Contributions as set forth in the Additional Capital Contribution Funding Notice. If any Partner does not contribute such Partner’s entire proportionate share of any Additional Capital Contributions within the applicable time and in the manner specified above, then such Partner’s Interest will be diluted as set forth in Section 4.8.
(iii)Personal Right of the General Partner. Subject to Section 7.4, the right and power of the General Partner to make calls for Additional Capital Contributions under this Agreement is personal to the General Partner existing on the Effective Date and any subsequent General Partner who is elected or appointed in accordance with this Agreement, and such right and power is not delegable or assignable to, nor exercisable by, any other party, without the express written consent of the Partners. Any attempt or effort to assign or delegate this right or power is void.
(d)Guaranty Contributions. If any of the General Partner, Class A Limited Partner, or their Affiliates makes a payment directly to a creditor in satisfaction of any indebtedness of the Partnership pursuant to any indemnity, guaranty, or contribution obligation (a “Guaranty Payment”) of such General Partner, Class A Limited Partner, or Affiliate (a “Credit Guarantor”), the Class A Limited Partner will be deemed to have made an Additional Capital Contribution under Section 4.3(c) equal to the Guaranty Payment amount and will be entitled to distributions of such amount and returns on such amount under Section 6.3, except to the extent that such payment is the result of the Credit Guarantor’s actual and intentional fraud, gross negligence, or willful misconduct. In connection with any Guaranty Payment by a Credit Guarantor, the General Partner will request Additional Capital Contributions from the Partners pursuant to Section 4.3(c) so all Partners will have the opportunity to contribute Additional Capital Contributions to the Partnership to avoid dilution as provided in this Agreement. Any such Additional Capital Contributions received from Partners pursuant to such request will be paid to the Class A Limited Partner to reimburse (or partially reimburse to the extent of such Additional Capital Contributions) the Guaranty Payment.
4.4[Reserved].
4.5Loans to the Partnership.
(a)Operating Loans. To the extent Additional Capital Contributions are not adequate to satisfy a Remaining Funding Deficit as reasonably determined by the General Partner, then upon written notice from the General Partner to the Partners that additional funds are necessary to pay such Remaining Funding Deficit and, subject to Section 7.4(f) (but not subject to Section 7.4(f) for a Capital Commitment Shortfall), the Partners will have the option, but not the obligation, to loan funds (“Operating Loan(s)”) to the Partnership as set forth in this Section 4.5. Unless otherwise agreed by the Partners, Operating Loans will bear interest at a floating rate per annum equal to the same benchmark rate (and compounded at the intervals as such benchmark rate) used for the primary third-party secured debt of the Partnership plus five percent (5%) (the “General Interest Rate”). If the Partnership does not have third-party secured debt at the time any Operating Loan is outstanding, then the General Interest Rate will be the prime rate (as reported in The Wall Street Journal) plus one percent (1%). Operating Loans will be repaid in full (both principal and interest) pursuant to Section 6.2 before any distributions are made to the Partners in their capacity as such pursuant to Section 6.3 but, for the avoidance of doubt, not before tax distributions are made to the Partners pursuant to Section 6.5. Operating Loans will be expressly subordinate to any third-party secured debt of the Partnership and will be treated as equity in the Partnership to the extent required by any third-party Lender to the Partnership. Partners making Operating Loans to the Partnership will execute and deliver any documents and agreements evidencing such subordination to the extent required by any third-party Lender to the Partnership.
(b)Notice and Participation in Operating Loans. Upon written notice from the General Partner to the Partners of a Remaining Funding Deficit after the Additional Capital Contributions under Section 4.3(c) and Operating Loan(s) (“Operating Loan Offer Notice”), if any Partner desires to make an Operating Loan to reduce or eliminate such Remaining Funding Deficit, such Partner must deliver written notice to the General Partner within ten (10) business days after the Operating Loan Offer Notice (“Loan Offering Period”) requesting participation in the Operating Loans and specifying the amount such Partner desires to loan. Unless otherwise agreed by the Partners providing Operating Loans, the percentages of each Operating Loan will be in proportion to the relative Capital Interests of the Partners participating in such Operating Loan. After the expiration of a Loan Offering Period, the General Partner will deliver written notice to the Partners who requested participation in the relevant Operating Loan stating the amount that each participating Partner will be providing as an Operating Loan (“Operating Loan Funding Notice”). Within ten (10) business days after an Operating Loan Funding Notice, the Partners participating in the relevant Operating Loan will deliver its proportionate share of the principal amount of such Operating Loan to the Partnership as set forth in the Operating Loan Funding Notice.
4.6Restrictions on Loans. Except as otherwise specifically provided by this Agreement, no Partner may make any loan to the Partnership without the approval of the General Partner, and to the extent required pursuant to Section 7.4, the Limited Partners.
4.7Liability of Limited Partners. Except as otherwise required by the TBOC without regard to the terms of this Agreement, no Limited Partner shall be personally liable for any of the debts or obligations of the Partnership, and the liability of each Limited Partner to the Partnership shall be limited to the total Capital Contributions that such Partner is required to make to the Partnership pursuant to the express provisions of this Agreement (including with respect to the Partners’ Capital Commitments), and such liability shall be enforceable only by the Partnership and the Partners and not, directly or indirectly, by any creditors of the Partnership,
4.8Failure to Make Additional Capital Contributions – Dilution. If any Partner fails to contribute such Partner’s proportionate share of any Capital Commitment or Additional Capital Contributions (a “Non-Contributing Partner”) in accordance with Section 4.3(b) or Section 4.3(c), as applicable, then upon the other Partners (the “Contributing Partners”) funding their respective Capital Contributions (including Additional Capital Contributions), as applicable, (i) each Non-Contributing Partner’s Capital Interest, Voting Interest, and Distribution Interest (including relative adjustments to the percentage splits set forth in Section 6.3) will be reduced and diluted pro-rata based on the relative total Capital Contributions made by all Partners and (ii) any reduction in the Non-Contributing Partner’s Interest will be added to the respective Interest(s) of the Contributing Partner(s). The provisions of this Section 4.8 are self-operative, and will occur concurrently with the advance of a Capital Contribution by Contributing Partner(s) on behalf of a Non-Contributing Partner.
4.9Admission of Additional Limited Partners.
(a)If a Remaining Funding Deficit remains after the Additional Capital Contributions under Section 4.3(c) and Operating Loans under Section 4.5, then, upon the approval of each Partner, which approval will not be unreasonably withheld, delayed, or conditioned, additional Interests may be issued to new limited partners of the Partnership, provided that (i) no such Person is a Limited Partner, the General Partner, or an Affiliate of any Limited Partner or the General Partner, (ii) the terms and conditions of such additional Interests are approved by each Partner, which approval will not be unreasonably withheld, delayed, or conditioned, and (iii) the Partnership first complies with the other requirements of this Section 4.9 and Section 4.10.
(b)The General Partner is authorized to and will reflect the issuance of any such additional Interests in an amendment to this Agreement setting forth any changes to this Agreement (including changes in classes of Capital Interests, Distributions Interests, and Voting Interests reflected on Exhibit A and changes in the priority of payments and distributions under Sections 6.2, 6.3 or 6.4 or any similar or successor provision) necessary or appropriate to reflect the issuance of such additional Interests or the creation of additional classes of such Interests.
4.10Right of First Offer.
(a)Offer. If the Partnership proposes to offer any additional Interests, or securities convertible into or exchangeable or exercisable for Interests in the Partnership (“Additional Offered Interests”) to any un-Affiliated Persons in accordance with Section 4.9 and Section 7.4, the General Partner will first offer the Additional Offered Interests to the Limited Partners by delivering written notice (“Offering Notice”) to the Limited Partners stating (i) its bona fide intention to offer such Additional Offered Interests to such third party(ies); (ii) the amount of Additional Offered Interests to be sold to such third party(ies); and (iii) the price and terms upon which it proposes to sell the Additional Offered Interests.
(b)Election. Each Limited Partner may elect to purchase and obtain, at the price and on the terms specified in the Offering Notice, up to the portion of Additional Offered Interests that equals such Limited Partner’s Capital Interest, by delivering written notice of such election (the “Election Notice”) to the General Partner within ten (10) days after receipt of the Offering Notice.

If any Limited Partner does not fully subscribe for the amount of Additional Offered Interests such Limited Partner is entitled to purchase, then each other participating Limited Partner will have the right to purchase the percentage of the Additional Offered Interests not so subscribed for determined by dividing (x) the Capital Interest held by such fully participating Limited Partner by (y) the aggregate Capital Interests then held by all fully participating Limited Partners who elect to purchase unsubscribed Additional Offered Interests. The procedure described in the preceding sentence will be repeated until there are no remaining Additional Offered Interests that the Limited Partners have elected to purchase. Any Limited Partner electing to purchase Additional Offered Interests must purchase such Additional Offered Interests on the terms and conditions that are set forth in the Offering Notice with respect to such Additional Offered Interests within the timeframe as specified by the General Partner in the Offering Notice (which shall not be less than sixty (60) days after delivery of the Offering Notice). If any Limited Partner fails to timely deliver the Election Notice to the General Partner, the right of such Limited Partner to purchase such Additional Offered Interests will automatically lapse and be deemed waived.
(c)Sale to Other Parties. Following application of Section 4.10(b), the General Partner may offer the remaining unsubscribed portion of such Additional Offered Interests to any Persons at a price not less than, and upon terms not more favorable to the offeree than, those specified in the Offering Notice. If the General Partner does not consummate the sale of the Additional Offered Interests within one hundred eighty (180) days after completion of the offering process described above in Sections 4.10(a) and (b), the rights provided hereunder will be deemed to be revived and such Additional Offered Interests will not be offered unless first reoffered to the Limited Partners in accordance with Section 4.10(b).
(d)Not Applicable to Capital Contributions. Notwithstanding anything to the contrary in this Agreement, this Section 4.10 will not apply to calling for, making, or accepting Additional Capital Contributions by Partners under this Agreement, and will only apply to sales of additional limited partnership interests in the Partnership that are otherwise in accordance with the terms of this Agreement.
ARTICLE 5
TAX MATTERS
5.1Capital Account Computations and Adjustments. For purposes of the maintenance of the Capital Accounts of the Partners, the allocation of Profits and Losses among the Partners, the conduct of tax controversies, and other tax matters, the provisions of Appendix A shall apply for U.S. federal income tax purposes (and state and local tax purposes where applicable).
ARTICLE 6
DISTRIBUTIONS
6.1Net Cash Flow Defined. “Net Cash Flow” means, with respect to any fiscal year, the sum of all cash or other property available for distribution by the Partnership to the Partners as reasonably determined by the General Partner, subject to legal and contractual restrictions on such distributions, and the establishment of expense and loss reserves, in each case, as reasonably determined by the General Partner.
6.2Priority Payments. Before any distributions are made under Section 6.3, the Partnership, as such times as the General Partner reasonably determines, will pay the Partnership’s available cash after required third-party debt service payments, as reasonably determined by the General Partner, in the order and priority set forth below:
(a)Asset Management Fees. First, to the General Partner (or other Affiliate of the General Partner) for the Asset Management Fees and Site Work Management Fees in accordance with the Asset Management Agreement until the accrued but unpaid Asset Management Fees and Site Work Management Fees have been fully paid. The Partners acknowledge and agree that the Asset Management Fees and Site Work Management Fees will be paid as an expense of the Partnership, and, unless otherwise agreed to be deferred by the General Partner, will be paid before Net Cash Flow is available.
(b)Loans. Second, to the Partners in repayment of all outstanding Operating Loans, including unpaid interest accrued thereon, made by the Partners to the Partnership, if any, pursuant to Section 4.5, with such payments made pro rata based on the amounts due to the respective Partners on such outstanding Operating Loans.
6.3Distributions - Net Cash Flow. Subject to the payments set forth in Section 6.2, the Partnership, at such times as the General Partner reasonably determines, will distribute Net Cash Flow to the Partners in proportion to their respective Capital Interests.
6.4Distributions - Sale Proceeds/Liquidation. The net cash proceeds of the Partnership from the sale of all or substantially all of the Property upon the liquidation and winding up of the Partnership pursuant to Section 14.3 below (“Sale Proceeds”) will be paid, distributed, and applied in the following order of priority:
(a)First, to the payment of all debts and liabilities of the Partnership, including payments under Sections 6.2(a) and 6.2(b), but excluding: (i) Operating Loans and/or other advances or loans made by any Partner to the Partnership in accordance with the terms of this Agreement, and (ii) any other accrued but unpaid fees to any Partner, provided that such fees were incurred and accrued in accordance with the terms of this Agreement; then,
(b)Second, to any reserve fund the General Partner reasonably determines (with the Class B Limited Partner’s consent, which consent shall not be unreasonably withheld, delayed, or conditioned, unless such reserve is included in a then current Operating Budget or Project Budget) is necessary or desirable for any known, unknown, or contingent liabilities or obligations of the Partnership; then,
(c)Third, to the payment of (i) any Operating Loans or advances made by any Partner to the Partnership; (ii) advances or loans made by any Partner to the Partnership; and/or (iii) any other accrued but unpaid fees to any Partner in accordance with the terms of this Agreement; and,
(d)Thereafter, to the Partners, in accordance with Section 6.3.
6.5Tax Distributions. As soon as reasonably practicable after the close of each taxable year of the Partnership, the General Partner shall estimate the amount of the Partnership’s taxable income allocable to each Partner for U.S. federal income tax purposes for such taxable year. To the extent the Partnership has Net Cash Flow and available cash for distribution as reasonably determined by the General Partner, the Partnership shall advance to each Partner, at such time an amount of cash equal to the excess, if any, of (i) the product of (A) the Applicable Rate multiplied by (B) the Partnership’s net taxable income (if any) estimated by the General Partner to be allocable to such Partner for such taxable year over (ii) the total distributions pursuant to Sections 6.3 and 6.4 or advances pursuant to this Section 6.5 previously or contemporaneously made to such Partner for such taxable income. Provided, however, no such advances/distributions will be made to the extent that the Partnership is restricted from payment of distributions under the terms of any note or agreement relating to borrowings by the Partnership. All advances to the Partners pursuant to this Section 6.5 shall be treated as advances against distributions otherwise payable to the Partners under Sections 6.3 and 6.5. For purposes of this Section 6.5, the term “Applicable Rate” means the highest combined marginal ordinary income or capital gain, as the case may be, federal and state tax rates for an individual residing in the State of Texas. Notwithstanding the foregoing, the General Partner, in its reasonable discretion, may reduce or increase the Applicable Rate with respect to all (but not fewer than all) Partners to no less than the highest combined marginal ordinary income or capital gain, as the case may be, federal and state tax rates applicable to such Partner’s (or such Partner’s direct or indirect owners) state of residence or incorporation. Each Partner shall cooperate fully with and provide to the General Partner the state of residence or incorporation of all of its individual and corporate direct or indirect owners.
6.6Withholding. Notwithstanding any provision of this Agreement to the contrary, the Partnership may withhold and remit to the applicable taxing authority all amounts required by any local, state, federal or foreign law to be withheld and remitted by the Partnership with respect to a Partner on account of dispositions of Partnership property, distributions to a Partner, or allocations to a Partner of Partnership taxable income, gain, loss, deduction, or credit, and any such withholding shall be deemed a distribution to such Partner pursuant to the applicable provisions of Section 6.3. Each Partner will timely provide to the General Partner all information, forms, and certifications necessary or appropriate to enable the General Partner and the Partnership to comply with any such withholding obligation. Each Partner represents and warrants that the information, forms, and certifications furnished by it will be true and accurate in all material respects.
6.7Distributions With Respect to Transferred Interests; Rights of Offset. Distributions will be made to the Partners of record on the record date for the distribution without regard to the length of time the record holder has been such; provided that any distribution due to a Partner with an uncured default in payment of such Partner’s Capital Contribution that has not been otherwise paid or funded to the Partnership, or any other sum owed from the Partner to the Partnership pursuant to a final non-appealable judicial determination, arbitration award, or written agreement of such Partner, will be retained by the Partnership and offset against the amount due from such Partner.
6.8Distributions in Kind. To the extent the Partners approve distributions of Partnership assets in kind, such assets will be distributed to the Partners entitled to distributions as tenants-in-common at the valuation determined by all the Partners in the same proportions as such Partners would have been entitled to cash distributions.
6.9No Demand. No Partner may demand and receive property other than cash in return for such Partner’s Capital Contributions to the Partnership, and no Partner will be entitled to any distributions from the Partnership (whether in return of such Partner’s Capital Contributions or otherwise) except as provided in this Agreement.
ARTICLE 7
CONTROL AND MANAGEMENT
7.1General Partner’s Responsibilities. Subject to Section 7.4 and any other limitations expressly set forth in this Agreement, the General Partner will have (i) the full, exclusive, and complete control in the planning and management of the Business, the Partnership, and the Partnership’s operations and (ii) the authority to take any action it deems in good faith to be necessary, convenient, or advisable in connection with the planning and management of the Partnership in accordance with this Agreement. In dealing with the General Partner acting on behalf of the Partnership, no Person will be required to inquire into the authority of the General Partner or officers of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement. The General Partner will manage and control the affairs of the Partnership in good faith and will conduct the operations contemplated under this Agreement in good faith and in a reasonably prudent manner and in accordance with industry practice.
7.2Powers. Subject to Section 7.4 and any other limitations expressly set forth in this Agreement, the General Partner will have the authority to perform or cause to be performed, at the expense of the Partnership, the coordination of all management and operational functions relating to the purposes of the Partnership as set forth in Article Two. Without limiting the generality of the foregoing but subject to any limitations expressly set forth in this Agreement, the General Partner is authorized on behalf of the Partnership, without the joinder, consent, approval, or agreement of any other Partner, to:
(a)Operate, maintain, and manage the Business and the Property in the interests of the Partnership, and to that end to negotiate, enter into and supervise any and all contracts and agreements, upon such terms as the General Partner reasonably determines, with respect to the operation, maintenance, and management of the Business and to perform the obligations, and exercise the rights and privileges, of the Partnership under such contracts and agreements;
(b)Spend the capital, loan proceeds, if any, and net income of the Partnership for the Business and for the ownership, management, development, improvement, leasing, maintenance, and sale of the Property, and in the exercise of any other rights or powers possessed by the General Partner under this Agreement;
(c)Coordinate all accounting and clerical functions of the Partnership and employ or engage, compensate, and supervise contractors, consultants, accountants, attorneys, managers, agents, and other management or service personnel (including any Affiliate of the General Partner, subject, however, to Section 7.10 below) as may from time to time be required to carry on the Business;
(d)Borrow funds upon such terms and conditions as the General Partner determines for: (i) the financing and refinancing of the Property; (ii) discharging the Partnership’s obligations; (iii) protecting and preserving the assets of the Partnership; (iv) refinancing any loans or other indebtedness of the Partnership; or (v) operating the Partnership in the ordinary course of business and grant liens and security interests in and collaterally assign Property of the Partnership to secure such indebtedness;
(e)Purchase, lease, rent or otherwise acquire or obtain the use of office equipment, materials, supplies, and other kinds and types of real or personal property, and to incur expenses for travel, phone, and such other things, services, and facilities as may be deemed necessary, convenient, or advisable for carrying on the Business;
(f)Lease, sell, transfer, assign, dispose of, trade, exchange, quitclaim, surrender, release, or abandon Property, or any interest therein, to any Person, and, in connection therewith, to receive such consideration as it deems fair and in the best interests of the Partnership;
(g)Sue and be sued, complain, and defend in the name and on behalf of the Partnership;

(h)Do all acts, take part in any proceedings, and exercise all rights and privileges as could an absolute owner of Property, subject to the limitations expressly stated in this Agreement and the performance of the General Partner’s obligations to the Partnership and the Partners;
(i)Take such other action and perform such other acts as the General Partner deems necessary, convenient, or advisable in carrying out the Business;
(j)Procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risks as the General Partner determines to be appropriate;
(k)Take and hold all Property, real, personal, and mixed, tangible and intangible, in the name of the Partnership;
(l)Pay and distribute Net Cash Flow as provided in this Agreement;
(m)Execute any contracts, management agreements, and other documents as may be required in connection with the purposes of the Partnership;
(n)Employ, engage, compensate, supervise, or terminate such employees and contractors as may be required, from time to time, to carry on the Business;
(o)Pay any and all fees and expenses incurred by the General Partner or its Affiliates in the organization and maintenance of the Partnership or in accomplishing the purposes and business of the Partnership; and
(p)Delegate any and all of the General Partner’s duties hereunder and, in furtherance of any such delegation, to appoint, employ, or contract with, and pay appropriate reasonable fees to, any Person it may in its discretion deem necessary or desirable for the transaction of the Business including Persons who may: (i) serve as the Partnership’s advisors and consultants in connection with policy decisions made by the General Partner; (ii) act as consultants, accountants, correspondents, attorneys, brokers, escrow agents, or in any other capacity deemed by the General Partner necessary or desirable; (iii) perform or assist in the performance of such administrative or managerial functions necessary in the management of the Partnership as may be agreed upon by the General Partner; and (iv) perform such other acts or services for the Partnership as the General Partner in its discretion may reasonably approve.
7.3Duties of the General Partner.
(a)Management Duties. The General Partner will manage the Partnership and the Business in a reasonable manner.
(b)Level of Duty. The General Partner will conduct, manage, and control the Partnership and its affairs with the degree of reasonable care that a prudent business person would use under similar circumstances.
(c)Time and Attention to Duties. The General Partner will devote such time and attention to the performance of its duties under this Agreement as are reasonably necessary. Except as otherwise provided in this Agreement, the General Partner (and all Affiliates of the General Partner) may engage in such activities as it may choose, whether such activities are competitive with the Partnership or otherwise, without being under any obligations to offer any interest in such activities to the Partnership or the Limited Partners.
(d)Limitation of Duties. The General Partner shall owe the duties of care, loyalty and good faith to the Partnership and the Limited Partners, in each case, as such duties are determined under the TBOC. Notwithstanding any other provision of this Agreement, the General Partner will only be liable to the Partnership and the Limited Partners for damages, to the extent caused by the actual and intentional fraud, willful misconduct, gross negligence, or material breach of an express provision of this Agreement of or by the General Partner or any Affiliate of the General Partner, but in other respects will not be liable for a good faith mistake in judgment. Neither the General Partner nor any owner, officer, employee, or Affiliate of any entity that owns any interest in the General Partner or in which the General Partner owns any interest will be liable, responsible, or accountable in damages or otherwise to any other Partner for any acts performed in good faith, and within the scope of, this Agreement. Notwithstanding any term or provision in this Agreement to the contrary, subject to Section 7.15(b)(iv) and except in the case of actual and intentional fraud, willful misconduct, or gross negligence, the General Partner (and any Affiliate of the General Partner) will not be responsible or liable for, and the Partnership and each Partner waive any right to, any punitive, exemplary, indirect, or consequential damages of any kind alleged or that may be alleged related to this Agreement, a Cause Event, the relationship created by this Agreement, the transactions contemplated by this Agreement, or any default or Event of Default under this Agreement, in each case, except to the extent the Partnership or a Limited Partner is liable to a third party for such damages.
7.4Limitation on Authority/Major Decisions. In addition to any other actions that require the approval or consent of the Partners under this Agreement, all Partners will have the right to approve the following (individually, a “Major Decision” and collectively, the “Major Decisions”):
(a)the Operating Budget and any Project Budget, if applicable, and amendments thereto to the extent provided in Section 7.16;
(b)the Business Plan and amendments thereto to the extent provided in Section 7.16;
(c)commencement of any Project;
(d)sales, leases, transfers, or exchanges of any portion of the Property or any Project to any Partner, any Affiliate of any Partner, or to any unaffiliated third party other than as contemplated in the Business Plan;
(e)(i) all payments, transactions and agreements between the Partnership or any subsidiary of the Partnership, on the one hand, and any Partner or any Affiliate thereof, on the other hand, including without limitation the Development Management Agreement, if any, and the Asset Management Agreement, but excluding (A) payments made pursuant to the Development Management Agreement, if any, and the Asset Management Agreement after such agreements are approved by the Limited Partners in accordance with this Agreement and other payments that are expressly provided for in this Agreement or included in the then current Project Budget or Operating Budget that has been approved by the Partners; (B) indemnification obligations and payments in accordance with this Agreement; (C) payments in accordance with agreements approved by the Partners; and (D) except as otherwise limited in this Agreement (in Section 9.1, for example) any unbudgeted payment that does not exceed $50,000 or an aggregate amount of $100,000 during any 12-month period; and/or (ii) the terms and conditions and any amendments of the Asset Management Agreement and/or the Development Management Agreement, if any;

(f)mortgaging any Property of the Partnership or any subsidiary of the Partnership, or incurring any indebtedness for borrowed money, or guaranteeing any indebtedness, by the Partnership or any subsidiary of the Partnership and any material amendment or modification of any mortgages or guaranties of the Partnership or any subsidiary of the Partnership;
(g)capital calls in excess of the total Capital Commitments and as otherwise provided in this Agreement (including in Section 4.3), or issuing additional, or redeeming, Partnership Interests or admitting any Person(s) as an additional Partner to the Partnership, including in connection with raising additional capital if required, in accordance with this Agreement as provided in Sections 4.3, 4.9 and 4.10;
(h)any Transfer of the General Partner or the Class A Limited Partner’s Interests, except for (i) any Transfer to wholly-owned subsidiaries of Stratus, provided such assignees remain Affiliates of Stratus; (ii) any Transfer of any indirect interest in the Partnership to the extent required under the terms of Stratus’ current revolving credit facility as amended or extended; provided, however, that notwithstanding anything to the contrary, following the occurrence of any default or event of default under such credit facility and failure of Stratus to timely cure such default or event of default within any applicable notice and opportunity to cure period that could result in a direct or indirect change of control of Stratus, the General Partner, or the Class A Limited Partner upon a foreclosure or other forfeiture of such transferred, pledged or assigned indirect interest, the Class B Limited Partner shall have the right in its sole discretion to remove and replace the General Partner in accordance with Section 7.12; provided further, however, such right shall lapse if, prior to any such change of control, Stratus cures such default or event of default under the credit facility; (iii) any other Transfer of any stock in Stratus or sale, transfer, assignment, exchange, or encumbrance of any beneficial ownership in Stratus; and (iv) any Transfer of an Interest or an indirect interest in the Partnership in connection with any merger, reorganization, recapitalization, consolidation, sale of all or substantially all of the assets, or similar transaction of or by Stratus (provided, that such Transfer of an Interest or an indirect interest in the Partnership is in connection with the merger, reorganization, recapitalization, consolidation, sale of all or substantially all of the assets, or similar transaction of or by Stratus and is to the primary successor in interest of Stratus in such merger, reorganization, recapitalization, consolidation, sale of all or substantially all of the assets, or similar transaction of or by Stratus);
(i)any Transfer of the Class B Limited Partner’s Interest, except for any Transfer provided for in Section 8.2;
(j)forming any subsidiary of the Partnership;
(k)amendments to this Agreement, provided that if such amendment is in connection with raising additional capital in accordance with this Agreement (after requests to the Partners for additional capital, and subject to the preemptive rights of the Partners as provided in Sections 4.10), then each Partner’s approval to such amendment shall not be unreasonably withheld, delayed, or conditioned;
(l)confessing any judgment against the Partnership or any subsidiary of the Partnership in excess of $1,000,000, or settling, compromising, litigating, or arbitrating any dispute, lawsuit, claim, arbitration, or mediation against or involving the Partnership in excess of $1,000,000, in each case, which approval shall not be unreasonably withheld, delayed, or conditioned;
(m)material tax elections of the Partnership;

(n)filing any Bankruptcy petition or any similar action on behalf of the Partnership or any subsidiary of the Partnership, or admitting, confessing, or acquiescing to any involuntary Bankruptcy filing or similar action against the Partnership or any subsidiary of the Partnership; and
(o)dissolving the Partnership, except in accordance with this Agreement.
A Limited Partner’s failure to provide written notice to the General Partner of its objection to any Major Decision within ten (10) business days after delivery of written notice thereof by the General Partner (which notice may be given by email) (the “Consent Request Notice”) shall be deemed a disapproval of such Major Decision by such Limited Partner; provided, however, in the event of a bona fide emergency that requires the determination of a Major Decision within less than ten (10) business days, approval or disapproval must be provided within a reasonable and appropriate time frame requested by the General Partner in the Consent Request Notice, provided that a failure of a Limited Partner to provide a timely written notice to the General Partner of its approval or disapproval of such emergency Major Decision shall be deemed such Limited Partner’s disapproval of such Major Decision. Notwithstanding the foregoing, instead of ten (10) business days, the timeframe for objections to each proposed Annual Revised Business Plan, Annual Revised Operating Budget, Annual Revised Project Budget, or Material Plan or Budget Change is thirty (30) days as provided in Section 7.16(d)(ii). If any Limited Partner does not approve any Major Decision proposed by the General Partner and the Partners fail to resolve any disagreement regarding such approval or Major Decision within an additional fifteen (15)-day negotiation period, then any Partner may, within thirty (30) days after the expiration of such 15-day period, declare a “Deadlock” to have occurred by delivering written notice of the Deadlock (“Deadlock Notice”) to the other Partners.
The following Major Decisions listed above are referred to as “Fundamental Decisions”: (i) Section 7.4(d) (but not with respect to sales, leases, transfers, or exchanges or any portion of the Property or a Project to any unaffiliated third party); (ii) Section 7.4(e); and (iii) Section 7.4(k) (but only with respect to amendments to this Agreement that would materially and adversely affect a Partner’s obligations to make Capital Contributions hereunder, the priority of distributions to such Partner, or such Partner’s share of distributions in a manner that disproportionately and adversely affects such Partner as compared to effects of such amendment on the other Partner, in each case, other than amendments in connection with raising additional capital from third parties in accordance with this Agreement).
Notwithstanding anything to the contrary, determinations of the Partnership regarding whether to provide or withhold, assert or refrain from asserting, defend, or settle (as the case may be), and the terms of, consents, authorizations, waivers, claims, and settlements of claims between the Partnership or any subsidiary of the Partnership, on the one hand, and the General Partner or any Affiliate of the General Partner or the Class A Limited Partner, on the other hand, under the Development Management Agreement, if any, the Asset Management Agreement, and any other agreement between the Partnership or any subsidiary of the Partnership, on the one hand, and the General Partner or any Affiliate of the General Partner or the Class A Limited Partner, on the other hand, shall be determined on behalf of the Partnership by the Class B Limited Partner.
7.5Approval of the Partners. When the phrases “approved by the Partners,” “approval of the Partners,” “determined by the Partners,” “agreed by the Partners,” “consent of the Partners,” or similar phrases are used in this Agreement, or when other language is used in this Agreement indicating that a particular matter, decision, or determination requires the approval, agreement, consent, or other joint action of the Partners, the same means that the matter in question must be approved by the General Partner, the Class A Limited Partner, and the Class B Limited Partner.
7.6Approval of the Limited Partners. When the phrases “approved by the Limited Partners,” “approval of the Limited Partners,” “determined by the Limited Partners,” “agreed by the Limited

Partners,” “consent of the Limited Partners,” or other similar phrases are used in this Agreement, or when other language is used in this Agreement indicating that a particular matter, decision, or determination requires the approval, agreement, consent, or other joint action of the Limited Partners, the same means that the matter in question must be approved by the Class A Limited Partner and the Class B Limited Partner.
7.7No Limited Partner Control. The Limited Partners will not take part in any of the day-to-day conduct or control of the Business and will not have any right, power, or authority to act for or to bind the Partnership in any manner. The exercise of any of the rights and powers of the Limited Partners pursuant to the terms of this Agreement will not be deemed taking part in the day-to-day affairs of the Partnership or the exercise of control over Partnership affairs. No Limited Partner may withdraw from the Partnership nor, except as provided in this Agreement, receive a return of any of its contributions to the Partnership until the Partnership is terminated and its affairs are wound up in accordance with this Agreement and the TBOC. No Limited Partner may cause the Partnership’s dissolution, termination, or winding up by court decree or otherwise. A Limited Partner will be liable to the Partnership for actual, direct damages resulting from an Event of Default with respect to such Limited Partner, but such Limited Partner shall not be liable for any punitive, exemplary, indirect, or consequential damages of any kind alleged or that may be alleged related to or any Event of Default, in each case, except to the extent the Partnership is liable to a third party for such damages as a result of such Event of Default. The Partnership may recover any such damages suffered by the Partnership from an Event of Default with respect to any Limited Partner by offsetting such damages against any distributions or capital otherwise payable to such Limited Partner; provided such damages and the Partnership’s right to recover such damages have been determined by a final non-appealable judicial determination or arbitration award or agreed in writing by such Limited Partner.
7.8Limited Partner Liability. The Limited Partners will not be bound by, nor personally liable for, the expenses, liabilities, or obligations of the Partnership. Except for the Initial Capital Contributions, Capital Commitments, or as otherwise expressly provided in this Agreement, and except to the extent a Partner is required (notwithstanding the terms of this Agreement) to return previously received distributions to the Partnership pursuant to applicable law, the Limited Partners are not personally liable for and will not be required or obligated to make further additional Capital Contributions. Each Limited Partner will have a duty of good faith to each other Partner and the Partnership under this Agreement. Except for the duty of good faith, to the fullest extent permitted by law, neither the Limited Partners nor any of their respective Affiliates (in the case of the Class A Limited Partner, other than the General Partner) shall have duties (fiduciary or otherwise) to the Partnership or any other Partner, and this Agreement is not intended to, and does not, create or impose any such duties on the Limited Partners or any such Affiliates and each other Partner (including the General Partner) hereby expressly waives any and all fiduciary duties and any implied duties that, absent such waiver, may be owed to the Partnership, any other Limited Partner, or any other stakeholder in the Partnership by the Limited Partners or such Affiliates thereof.
7.9Return of Capital Contribution. Except as otherwise expressly provided in this Agreement, the General Partner will not be personally liable for the return of all or any portion of the Capital Contributions of the Limited Partners.
7.10Certain Contracts with Affiliates; Asset Management Fees.
(a)Asset Management Agreement. The Partners acknowledge and agree that the Partnership is authorized to enter into an Asset Management Agreement between the Partnership and the General Partner or an Affiliate thereof for the coordination and management of the Partnership, and amendments thereto (the “Asset Management Agreement”), which agreement and each amendment thereto shall have been approved by the Partners in accordance with Section 7.4. The Asset Management Agreement will include provisions for payment by the Partnership to the General Partner or an Affiliate thereof of management fees equal to $39,875.00 per month (prorated for any partial month) for the first twelve (12) months after the Effective Date and thereafter subject to adjustment as provided in the Asset Management Agreement (the “Asset Management Fees”) plus 4% of the hard costs of the landscaping and site clearing approved in the Initial Operating Budget (the “Site Work Management Fees”) and payable as provided therein.
(b)Development Management Agreement. If the Partnership pursues one or more Projects, the Partners and the Partnership expect that the Partnership would enter into one or more agreements with the General Partner or an Affiliate thereof related to development management of such Project(s) (each a “Development Management Agreement”) on terms, conditions, and fees approved by the Partners in accordance with Section 7.4, including, without limitation, amendments to this Agreement related to such Development Management Agreement.
7.11Indemnification.
(a)Right to Indemnification. Subject to the limitations and conditions as provided in this Section 7.11, to the fullest extent permitted by the TBOC, the Partnership shall indemnify and hold harmless each of the Partnership Indemnified Parties who was or is a party, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (including any action by or at the request of the Partnership), from and against any and all claims, losses, liabilities, damages, and expenses of any kind for which such Person has not otherwise been reimbursed and to which such Partnership Indemnified Party may become subject in connection with the Partnership (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against such Partnership Indemnified Party or the Partnership (including, without limitation, formal and informal regulatory and/or governmental inquiries and/or governmental requests) actually and reasonably incurred by such Person in connection with such action, suit or proceeding) (collectively, “Indemnified Losses”); provided, however, that a Partnership Indemnified Party shall be entitled to indemnification for Indemnified Losses hereunder only to the extent that such Indemnified Losses are not attributable to such Partnership Indemnified Party’s material breach of this Agreement, gross negligence, actual and intentional fraud, willful misconduct, bad faith or, in the case of the General Partner or its Affiliates, such liabilities are not directly or indirectly related to a dispute between or among any of the General Partner its Affiliates, or any members or employees thereof; provided further, that if liabilities arise out of the conduct of the business and affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the General Partner. The Limited Partner Indemnified Parties shall be entitled to indemnification for Indemnified Losses only to the extent that such Indemnified Losses are not attributable to such Limited Partner Indemnified Party’s material breach of this Agreement, gross negligence, actual and intentional fraud, willful misconduct, or bad faith. The satisfaction of any indemnification and any holding harmless pursuant to this Section 7.11(a) shall be from and limited to Partnership assets, the Limited Partners shall not have any obligation to make Capital Contributions to fund its share of any indemnification obligations under this Section 7.11 in excess of its Initial Capital Contribution and Capital Commitments, and no Limited Partner shall have any personal liability on account thereof. Notwithstanding anything to the contrary, no Partner shall be required to make Capital Contributions to the Partnership for purposes of paying the Partnership’s indemnification obligations hereunder (x) that exceed such Partner’s proportionate share (based on the Capital Interests of the respective Partners) of any such indemnification obligations, (y) unless and until all insurance proceeds with respect to such

Indemnified Losses have been collected and applied to such Indemnified Losses, or (z) to the extent such Capital Contributions exceed the lesser of (i) 15% of the sum of such Partner’s Initial Capital Contributions plus such Partner’s Capital Commitment and (ii) the undrawn balance of the sum of such Partner’s Initial Capital Contributions plus such Partner’s Capital Commitment.
(b)Advance Payment. The right to indemnification conferred in this Section 7.11 shall include the right to be paid or reimbursed by the Partnership the reasonable expenses incurred by a Partnership Indemnified Party or a Limited Partner Indemnified Partner, as the case may be, of the type entitled to be indemnified under Section 7.11(a) who was, is, or is threatened to be made a named defendant or respondent in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal thereof with respect to Indemnified Losses (a “Proceeding”) in advance of the final disposition of such Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Partnership of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Section 7.11 and a written undertaking, by such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Section 7.11.
(c)Indemnification of Officers, Employees and Agents. To the extent a Partnership Indemnified Party is an officer, employee, or agent of the General Partner or the Partnership such Person shall be entitled to indemnification and advancement of expenses from and by the Partnership pursuant to this Section 7.11 only to the extent approved by the General Partner and subject to such conditions as may be imposed by the General Partner.
(d)Appearance as a Witness. Notwithstanding any other provision of this Section 7.11, but subject to Section 7.4, the Partnership may pay or reimburse expenses incurred by a General Partner in connection with such General Partner’s appearance as a witness or other participation in a Proceeding at a time when such General Partner is not a named defendant or respondent in the Proceeding.
(e)Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 7.11 shall not be exclusive of any other right which a Partnership Indemnified Party or Limited Partner Indemnified Partner indemnified pursuant to this Section 7.11 may have or hereafter acquire under any applicable law or other agreement that has been approved by the Partners; provided that no Partnership Indemnified Party or Limited Partner Indemnified Party shall be entitled under this Section 7.11 or otherwise to multiple recoveries of any Indemnified Loss.
(f)Insurance. To the extent available on commercially reasonable terms, the Partnership shall purchase and maintain insurance, at the Partnership’s expense, to protect the Partnership and any Person who is or was serving as a General Partner, Partner, officer, employee or agent of the Partnership or is or was serving at the request of the Partnership as member, manager, director, officer, general partner, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust employee benefit plan, or other enterprise against any Indemnified Losses whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under this Section 7.11.

(g)Partner Notification. The General Partner shall promptly notify the Limited Partners in writing of any payment of Indemnified Losses or advance of expenses relating thereto by or on behalf of the Partnership pursuant, except to the extent such payment or advancement is covered by a then current Operating Budget or Project Budget.
(h)Savings Clause. If this Section 7.11 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Partner or any other Person indemnified pursuant to this Section 7.11 as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, to the full extent permitted by any applicable portion of this Section 7.11 not invalidated and to the fullest extent permitted by law.
7.12Removal of General Partner. The General Partner may be removed and cease to be a general partner of the Partnership only as provided for in Section 7.4(h) or upon the occurrence of any of the following events (each a “Cause Event”):
(a)the liquidation or termination of the General Partner;
(b)the Bankruptcy of the General Partner or Stratus;
(c)a final non-appealable determination by the acting arbitrator pursuant to Section 15.19(c) hereof or a court of competent jurisdiction of the actual and intentional fraud, gross negligence, or willful misconduct by the General Partner; or
(d)a final non-appealable conviction of felonies or crimes involving moral turpitude, actual and intentional fraud, or misappropriation of assets by the General Partner or Chief Executive Officer or Chief Financial Officer of Stratus; provided that the General Partner will have the right to cure any such act that was committed by a rogue employee (other than the Chief Executive Officer or Chief Financial Officer) if the General Partner immediately causes the removal of such employee from any further involvement in the Property, and Projects, and with the Partnership and makes restitution for any damages suffered by the Partnership and the Class B Limited Partner.
The General Partner shall promptly advise the Class B Limited Partner in writing of the occurrence of any Cause Event known by the General Partner. Within ninety (90) days following (y) the occurrence of a General Partner removal event described in Section 7.4(h) or (z) the Class A Limited Partner’s receipt from the General Partner of such written notice of the occurrence of a Cause Event (or, if earlier, within 90 days following the first date on which the Class B Limited Partner received written knowledge of such Cause Event (without any duty to investigate)) the Class B Limited Partner may cause the General Partner to be removed as the general partner of the Partnership by providing written notice of such removal to the General Partner and the Class A Limited Partner (the “Removal Notice”). The Removal Notice must state the effective date of such removal, which date must be no later than one hundred twenty (120) days after the date of the Removal Notice.
7.13Guarantor Releases and Conversion. If the General Partner is removed in accordance with Section 7.12, the General Partner’s liability and responsibility for all matters shall cease as of the date of such removal and the Partnership shall promptly take all steps reasonably necessary under the TBOC to cause such cessation of liability and responsibility. Within ninety (90) days after the General Partner is removed, the Class B Limited Partner must either (a) obtain written releases (the “Guarantor Releases”) of the General Partner, the Class A Limited Partner, Stratus, and any of their Affiliates (in such capacity, a “Guarantor”, and collectively the “Guarantors”) from any and all obligations as a guarantor of any debt of, or loan to, the Partnership or (b) cause all of such guaranteed debts and loans of the Partnership to be paid in full. Following a removal of the General Partner in accordance with Section 7.12, the Class B Limited Partner may at its election within a 180-day period following such removal either (y) cause the Interests of the removed General Partner and the Class A Limited Partner to be redeemed by the Partnership in accordance with Section 13.2, as if such removal were an Event of Default by such removed General Partner and the Class A Limited Partner, or (z) cause the Interest of the removed General Partner to be converted to that of a limited partner, in which case the General Partner’s Interest will be converted to the Interests of a limited partner without any change in the amount of income, loss, or cash allocable or distributable to the General Partner, except as otherwise expressly provided herein, and upon such conversion the General Partner shall be entitled to all of the rights, obligations, and duties of a Class A Limited Partner under this Agreement, but shall not have any right to vote on, consent to, or approve any Partnership action or participate in any management, operation, or administration of the Partnership except for Fundamental Decisions.
7.14Appointment of Substitute General Partner. Contemporaneously with the removal of the General Partner pursuant to Section 7.12, the Class B Limited Partner shall appoint a successor General Partner (which may be the Class B Limited Partner or an Affiliate of the Class B Limited Partner) who shall assume full and exclusive authority over the management of the Partnership as of the effective date of removal as determined in accordance with Section 7.12 which successor General Partner shall manage the Partnership in accordance with and subject to the terms and provisions of this Agreement beginning on the effective date of the appointment. The Class B Limited Partner’s designation of a successor General Partner pursuant to this Section 7.14 shall be binding on all Partners.
7.15Confidentiality and Publicity.
(a)Proprietary Information. The term “Proprietary Information” means and includes the identity of any Partner or its Affiliates, the terms of this Agreement, and all of the Partnership’s confidential, trade secret or proprietary information, including without limitation, any reports, investigations, research or developmental work, work in progress, designs, business plans, proposals, notes, memoranda, files (including machine readable files), marketing and sales information, financial projections, cost summaries, and all concepts or ideas, materials, or information related to the Business, except as otherwise determined by the General Partner. The term “Proprietary Information” does not apply to information which is or becomes general public knowledge other than by default on the part of any party, or is lawfully obtained by a Partner from a third party having no duty of confidentiality to the Partnership regarding such information, or was within the disclosing Partner’s possession prior to such Proprietary Information being furnished to it, or is independently developed by the disclosing Partner without reference to or reliance upon the Proprietary Information.
(b)Confidentiality.
(i)Acknowledgment of Proprietary Information. Each of the Partners acknowledges that the Proprietary Information is valuable to the Partnership and the Business. Each of the Partners agrees that all Proprietary Information shall be the sole and exclusive property of the Partnership and its assigns.
(ii)Non-Disclosure and Non-Use of Proprietary Information. Each of the Partners agrees at all times during the term of this Agreement to maintain the Proprietary Information in strict confidence, and not to disclose or allow to be disclosed, either directly or indirectly, any Proprietary Information to any third party, other than on a need to know basis to Persons engaged by the Partnership to further the Business of the Partnership, to the consultants, attorneys, accountants, lenders, investors, financiers or advisors of such Partner or its Affiliates, and not to use directly or indirectly any Proprietary Information except as may be necessary in the ordinary course of performing such Partner’s duties on behalf of the Partnership, all without the prior written consent of the General Partner or the Class B Limited Partner, with respect to disclosures of the terms of this Agreement or the identity of the Class B Limited Partner or its Affiliates, except that disclosure of the terms of Proprietary Information may be made without the prior written approval of any Partner, to the extent required by law or legal process or by applicable stock exchange rules (provided that, to the extent practicable, advance notice of any such disclosure shall be provided to the General Partner or the Class B Limited Partner, with respect to the disclosure of the terms of this Agreement or the identity of the Class B Limited Partner or its Affiliates) or in any proceeding between the Partners. Notwithstanding any conditions of confidentiality imposed by this Section 7.15, the Partners agree that each Partner (and each employee, representative, or other agent of such Partner) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure; provided, however, that the foregoing is not intended to waive the attorney-client privilege or other privileges, including the tax advisor privilege under section 7525 of the Code.
(iii)Return of Materials at Termination. Each of the Partners hereby acknowledges that all documents and other tangible property containing Proprietary Information (other than the terms of this Agreement and the identity of the Class B Limited Partner and its Affiliates), furnished to such Partner by the Partnership or produced by such Partner in connection with such Partner’s association with the Partnership, shall be and remain the sole and exclusive property of the Partnership, except as otherwise determined by the General Partner. In the event of termination of a Partner as a partner in the Partnership, with or without cause and whatever the reason, each such Partner shall promptly deliver to the Partnership (or erase or destroy, and such erasure and destruction shall be certified in writing to the Partnership) all Proprietary Information in tangible form (for the avoidance of doubt, other than the terms of this Agreement and the identity of the Class B Limited Partner and its Affiliates), including all notebooks, records, data, notes, drawings, photographs, specifications, memoranda, files (including electronic media and machine readable files to the extent practical) and other information in tangible or electronic form, and all copies, excerpts or reproductions thereof that are derived from Proprietary Information, except as otherwise agreed by the General Partner. Notwithstanding the foregoing or anything to the contrary in this Agreement, such Partner may retain copies of such Proprietary Information or any reports or other materials containing Proprietary Information solely to the extent necessary to comply with such Partner’s written, internal document retention policies and/or applicable laws or regulations; provided, however, that any such Proprietary Information shall be retained by such Partner in accordance with the terms and conditions of this Section 7.15(b).
(iv)Publicity. Without limiting the remaining provisions of this Section 7.15 (except with regard to a Disclosure Breach), (A) each Partner shall not, and shall cause its Affiliates and their respective employees, legal counsel, agents, and other representatives (collectively, the “Representatives”) to not, and shall use commercially reasonable efforts to cause the Partner’s and its Affiliates’ respective consultants, lenders, Prospective Lenders, investors, and Prospective Investors, to not, and (B) the Partnership shall not, and shall cause its subsidiaries and their respective Representatives to not, and shall use commercially reasonable efforts to cause the Partnership’s and its subsidiaries’ respective consultants, legal counsel, lenders, Prospective Lenders, investors, Prospective Investors, agents, and other representatives to not, disclose, publish, or use the name or other identifying information, or affiliation with the Partnership or any of its subsidiaries or any Project, of any other Partner or any of its Affiliates or any derivative thereof in any public disclosure, press release, interview, article, promotion, advertisement, offering material, or other media release (including an internet posting, web blog, or other electronic publication), without prior written consent of such other Partner. Notwithstanding the above, the Partnership may disclose (1) the identity of the Partners and their Affiliates to lenders and their representatives in connection with financings and refinancings by the Partnership and any of its subsidiaries and to title companies and their representatives in connection with title insurance provided for conveyances, financings, and refinancings; provided that (x) such conveyances, financings and/or refinancings are approved by the Partners in accordance with the terms of this Agreement, (y) no financial information regarding such Partner shall be disclosed in connection with any such conveyances, financings or refinancings without such Partner’s prior written consent, and (z) the lenders, title companies, and their respective representatives in connection with any such conveyance, financing or refinancing shall be subject to customary obligations to maintain the confidentiality of the identity of such Partners, and (2) information regarding Partners and their respective Affiliates to the extent required by applicable legal requirements or by applicable stock exchange rules; provided, however, (aa) the Partnership provides prior written notice (to the extent reasonably practicable) to each Partner stating the legal basis upon which the disclosure is asserted to be required, and (bb), upon the request of such Partner, the Partnership (at such Partner’s expense) takes all reasonable steps to oppose or mitigate any such disclosure. For the avoidance of doubt, except as otherwise provided in this Agreement, neither the Partnership nor any Partner shall disclose or acknowledge any other Partner’s or its Affiliates’ affiliation with the Partnership in connection with any announcement of or other publicity regarding the Partnership or any Project and shall use commercially reasonable efforts to cause other parties to Project-related agreements entered into after the Effective Date to be contractually restricted from making such disclosure or acknowledging such affiliation, in each case, without the prior written consent of such Partner. Notwithstanding the above, neither the Partnership nor any Partner will be responsible or liable for any disclosure of the identity of any Partner or Affiliate of such Partner or the affiliation of such Partner or Affiliate with the Partnership or a Project by any Person to the extent that the identity of any Partner or Affiliate of such Partner or the affiliation of such Partner or Affiliate with the Partnership or a Project is or becomes public knowledge without a violation of this Section 7.15 and other than as a result of a disclosure by a Partner, the Partnership, or Representative in violation of this Agreement. Notwithstanding any provision of this Agreement to the contrary, the exclusive remedies for any breach, violation, or default under Section 7.15(b)(ii) with respect to disclosure of the identity of any Partner or its Affiliates or under this Section 7.15(b)(iv) (a “Disclosure Breach”), will be (i) recovery of all losses and damages of any kind suffered as a result of such Disclosure Breach up to but not exceeding $1,000,000 in the aggregate for such losses and damages, plus out-of-pocket costs and expenses (including reasonable attorneys’ fees) paid or incurred to enforce such right of recovery of such losses and damages and/or (ii) seek temporary, preliminary, and permanent injunctive relief for any Disclosure Breach or threatened Disclosure Breach; provided that there shall not be any requirement to prove the inadequacy of legal damages or post bond or other collateral as a precondition to obtaining such injunctive relief. For the avoidance of doubt, a Disclosure Breach will not be considered a breach, violation, or default under any other provision of this Agreement and will not be considered an Event of Default under Article 13; provided the breaching Partner pays the losses, damages, and expenses provided for in clause (i) of the immediately preceding sentence and/or complies with any injunctive relief orders provided for in clause (ii) of such sentence. Each Partner and the Partnership hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims, causes of actions, and remedies under this Agreement or at law or in equity arising from any Disclosure Breach.
7.16Business Plan and Budgets.
(a)Business Plan. A written business plan reflecting the general plans for the holding, management, and operation of the Property and the Business for the period from the Effective Date through December 31, 2025 (the “Initial Business Plan”) has been approved by the Partners as of the Effective Date. At least sixty (60) days before the end of each calendar year (commencing with the 2025 calendar year), the General Partner will prepare and deliver to the Partners for approval a proposed business plan for the immediately following calendar year (each such proposed business plan an “Annual Revised Business Plan” and collectively with the Initial Business Plan, the “Business Plan”). Each proposed Annual Revised Business Plan will be in a format and contain information, details, and supporting materials that are substantially the same as the Initial Business Plan.
(b)Operating Budget. An operating budget reflecting the estimated costs of operating the Partnership and the Business for the period from the Effective Date through December 31, 2025 (the “Initial Operating Budget”) has been approved by the Partners as of the Effective Date. At least sixty (60) days before the end of each calendar year thereafter (commencing with the 2025 calendar year), the General Partner will prepare and deliver to the Partners for approval a proposed operating budget for the immediately following calendar year (each such proposed operating budget an “Annual Revised Operating Budget” and collectively with the Initial Operating Budget, the “Operating Budget”). Each proposed Annual Revised Operating Budget will be in a format similar to the Initial Operating Budget and will set forth in reasonable detail a line-item budget for capital costs and operating expenses, cash flow projections, and such supporting material as the General Partner reasonably determines.
(c)Project Budget(s). Each Project, if any, shall be subject to each Partner approving (i) the Project; (ii) a written budget reflecting the budgeted cost of development and construction of such Project (the “Initial Project Budget”); and (iii) amendments to this Agreement, if necessary. If any Project is approved by the Partners, then until construction of such Project is completed, at least sixty (60) days before the end of each calendar year (commencing in the year of construction of such Project), the General Partner will prepare and deliver to the Partners for approval a proposed project budget for the immediately following calendar year (each such proposed project budget an “Annual Revised Project Budget” and collectively with the Initial Project Budget, the “Project Budget”). Each proposed Annual Revised Project Budget will be in a format similar to the Initial Project Budget and will be in such detail and accompanied by such supporting material that is comparable to the detail and supporting material that was included in the Initial Project Budget and such additional detail and materials as are reasonably requested by the Class B Limited Partner.
(d)Approvals.
(i)Approval Rights. Subject to the approval right of the Partners set forth in this Section 7.16(d), each proposed Business Plan, Operating Budget, and Project Budget and any proposed changes to the Business Plan, Operating Budget, and Project Budget will be determined by the General Partner and subject to the approval of the Limited Partners in accordance with Section 7.4.

(ii)Timeframe and Response. Within thirty (30) days after its receipt of each proposed Annual Revised Business Plan, Annual Revised Operating Budget, Annual Revised Project Budget, or Material Plan or Budget Change, as applicable, the Partners will have the right to either approve or disapprove such proposed Annual Revised Business Plan, Annual Revised Operating Budget, Annual Revised Project Budget, or Material Plan or Budget Change. If requested by any Partner, the Partners will confer in good faith with the General Partner to reach agreement on the proposed Annual Revised Business Plan, Annual Revised Operating Budget, Annual Revised Project Budget, or Material Plan or Budget Change.
(iii)Adopted Budgets and Plan Supersede. Once the proposed Annual Revised Business Plan, Annual Revised Operating Budget, Annual Revised Project Budget, or Material Plan or Budget Change is approved by the Partners, such Annual Revised Business Plan, Annual Revised Operating Budget, Annual Revised Project Budget, or revised Business Plan, Operating Budget, and Project Budget supersedes and replaces any previously adopted Business Plan, Operating Budget, or Project Budget, as applicable. To the extent a proposed Annual Revised Business Plan, Annual Revised Operating Budget, Annual Revised Project Budget, or Material Plan or Budget Change is not approved, then the existing previously approved Business Plan, Operating Budget, or Project Budget, as applicable, will continue in effect for the relevant fiscal year unless and until the Partners approve a new Business Plan, Operating Budget, or Project Budget, as applicable, in accordance with Section 7.4. If such previously approved Project Budget or Operating Budget continues for such next subsequent fiscal year, then any uncontrollable costs and expenses, such as taxes, utilities, insurance, and contractual obligations shall increase (or decrease) in due course.
(e)Overages. The General Partner does not guarantee that any cost, expense, or revenue of the Partnership will be within a Project Budget or the Operating Budget. Before causing the Partnership to incur any discretionary expenditure in connection with the development and construction of a Project or operation and management of the Partnership, a Project, or the Business that would result in an overage of ten percent (10%) of the applicable line-item category of the approved Project Budget or annual Operating Budget, as applicable, for the applicable fiscal year, after applying any contingencies, reserves, or savings from other budget categories, or that are unbudgeted and exceed $50,000 after applying any contingencies, reserves, or savings from other budget categories, the General Partner will obtain approval of the Partners in accordance with Section 7.4. Notwithstanding the foregoing, without approval of the Partners, the General Partner may make or cause to be made any expenditure: (i) to prevent imminent material risk to health and safety, imminent material property damage, or imminent imposition of criminal or civil sanctions against the Partnership, the Property, or any Partner; (ii) that is included in any portion of the proposed Project Budget Operating Budget that has been approved by the Partners; (iii) for taxes, utilities, insurance, or other like nondiscretionary expenses and over which the General Partner has no reasonable control; or (iv) incurred pursuant to and in accordance with any contract or agreement entered into by or on behalf of the Partnership in accordance with this Agreement.
ARTICLE 8
TRANSFER OF THE INTERESTS OF THE PARTNERS
8.1Prohibition Against Unauthorized Transfers. Except as expressly provided in this Article Eight and subject to Section 7.4(h), no Partner may voluntarily, involuntarily, or by operation of law sell, assign, transfer, exchange, grant a lien on or otherwise encumber, or otherwise dispose of or alienate, all or any part of all or any portion of such Partner’s Interests (each, a “Direct Transfer”) without the prior written consent of the General Partner and any Direct Transfer or attempted Direct Transfer in violation of this Article Eight will be null and void ab initio. Except as expressly provided in this Article 8 and subject to Section 7.4(h), without the prior written consent of the other Partners, no Partner that is an entity may voluntarily, involuntarily, or by operation of law permit the sale, assignment, transfer, exchange, granting a lien on or otherwise encumbering, or otherwise disposing of or alienating, all or any part of any beneficial ownership interest in such Partner (i) that results in a Change of Control (as defined below) of such Partner or (ii) that such Partner knows, or reasonably should know, will cause a default by the Partnership under any loan documents evidencing any material indebtedness of the Partnership (each, an “Indirect Transfer”) without the consent of the applicable Lender under such loan documents, and any Indirect Transfer or attempted Indirect Transfer in violation of this Article Eight will be an Event of Default. A Direct Transfer and an Indirect Transfer are each referred to as a “Transfer.” Except as provided in Section 8.2, no Transfer will be valid unless such Transfer is to a “Qualified Transferee” as such term is defined in Section 8.3(a). No Limited Partner may, without the General Partner’s prior written consent, withdraw from the Partnership nor, except as otherwise provided in this Agreement, receive a return of any of its contributions to the Partnership until the Partnership is terminated and its affairs are wound up in accordance with this Agreement and the TBOC. For purposes of this Agreement, a “Change of Control” means (i) the closing of a merger, consolidation, liquidation, or reorganization of a Partner into or with another company or other legal Person, after which merger, consolidation, liquidation, or reorganization the voting power of the beneficial ownership of a particular Partner outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any Person(s) who did not own more than 50% of the voting power or beneficial ownership interest in a particular Partner of more than 50% of the voting power or the beneficial ownership interest in such Partner, in a single transaction or series of related transactions; (iii) the sale, exchange, or transfer of all or substantially all of the Partner’s assets (other than a sale, exchange, or transfer to one or more entities where the owners of the Partner immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial ownership interest and voting power of the entities to which the assets were transferred); or (iv) any other direct or indirect change in the dispositive or voting control of such Partner as compared to the voting control on the Effective Date, in each case, whether by contract, operation of law, or otherwise.
8.2Permitted Assignments. Notwithstanding anything to the contrary in this Agreement:
(a)Upon written notice to the Partners, (i) the Class A Limited Partner may Transfer all or any part of the Class A Limited Partner’s Interest to any one or more Affiliates of Stratus that remain Affiliates of Stratus without the consent of any other Partner, and such Transfer will not be subject to the any of the options, restrictions, or rights of first refusal set forth in this Article Eight and (ii) the Class B Limited Partner may Transfer all or any part of the Class B Limited Partner’s Interest to any one or more Affiliates of the Class B Limited Partner that remain Affiliates of the Class B Limited Partner without the consent of any other Partner (including the General Partner), and such Transfer will not be subject to the any of the options, transfer restrictions, or rights of first refusal set forth in this Article Eight.
(b)Subject to Sections 7.4(h) and 8.4, any sale, transfer, assignment, exchange, or encumbrance of any stock in Stratus or any beneficial ownership in Stratus and any merger, reorganization, recapitalization, consolidation, change of control, change of voting power, or sale of all or substantially all of the assets of Stratus, or similar transaction of or by Stratus, will not be subject to any of the options, restrictions, or rights of first refusal set forth in this Article Eight.
(c)The Class B Limited Partner may Transfer all or any portion of such Partner’s Interest to a trust, family limited partnership, or other estate planning vehicle for the benefit of one or more members of the family of an Affiliate of the Class B Limited Partner (each a “Permitted Assignee”) without the consent of the General Partner, but subject to the consent of any applicable Lender if required under the any loan documents evidencing any material indebtedness of the Partnership. Upon such assignment, the Permitted Assignee shall thereupon be entitled to the rights of a Partner as to the Interest assigned, but unless the General Partner otherwise consents, only if and so long as the original assigning Limited Partner retains voting control of the Transferred Interest. Any subsequent Transfer by a Permitted Assignee shall be subject to the terms of this Agreement. Any such “assignee” to whom an Interest has been validly Transferred pursuant to this Section 8.2 shall only: (i) be allocated income, gain, or loss and receive distributions as provided in this Agreement in the same manner as the Partner from whom such interest was transferred would have received such allocations and distributions; (ii) be credited with the Capital Account of the transferring Partner; and (iii) acquire all the rights, responsibilities and obligations of the Partner from whom such interest was transferred (including the obligations to contribute capital), but shall not have any right to participate in any management, operation, or administration of the Partnership.
8.3Right of First Refusal for Transfers. Except as otherwise provided and expressly permitted or authorized in this Agreement and except for Transfers pursuant to Section 8.2, and subject to Section 7.4, all Transfers of Interests will be subject to this Section 8.3, and no Partner (a “Selling Partner”) that proposes any such Transfer (a “ROFR Sale”) will make any such Transfer without complying with the requirements of this Section 8.3.
(a)Transferee Qualifications. No Transfer of Interest that is subject to this Section 8.3 will be valid unless, in addition to meeting all other requirements of this Agreement, the prospective transferee (i) agrees in writing prior to such Transfer to assume and be bound by the terms and provisions of this Agreement and (ii) each Lender consents to such Transfer, to the extent such consent is required pursuant to the loan or credit agreement to which such Lender is a party. Any prospective transferee meeting all of the requirements of this Section 8.3(a) will be deemed to be a “Qualified Transferee.”
(b)ROFR Offer. A Selling Partner shall, at least thirty (30) days before the proposed ROFR Sale, provide each other Partner (a “ROFR Offeree”) written notice of the proposed ROFR Sale (the “ROFR Notice”), which ROFR Notice include (i) the name and contact information of the prospective purchaser in the ROFR Sale (the “ROFR Purchaser”); (ii) the amount of Interests that the ROFR Purchaser has offered to purchase from the Selling Partner in the ROFR Sale (the “ROFR Interest”); (iii) the price and form of consideration to be paid by the ROFR Purchaser for such ROFR Interest; (iv) the other material terms and conditions relating to the ROFR Purchaser’s offer to purchase the ROFR Interest; and (v) an irrevocable and unconditional offer by the Selling Partner to each other Partner to sell all, and not less than all, the ROFR Interest on the same terms and subject to the same conditions as offered by the ROFR Purchaser (the “ROFR Offer”).
(c)Acceptance of ROFR Offer. Each ROFR Offeree shall have thirty (30) days from its receipt of the ROFR Notice to accept the ROFR Offer by providing written notice of such acceptance to the Selling Partner and the amount of the ROFR Interest that it commits to acquire pursuant thereto. If there are more than one ROFR Offerees, then each ROFR Offeree shall be entitled to purchase not less than its proportionate share (based on the Capital Interests of all ROFR Offerees that accept the ROFR Offer) of the ROFR Interest pursuant to the ROFR Offer. A ROFR Offeree that provides timely notice of acceptance of the ROFR Offer shall be legally bound to purchase the ROFR Interest (or its proportionate share thereof) in accordance with the terms of the ROFR Offer. If any ROFR Offeree fails to provided written notice of its acceptance of the ROFR Offer within such thirty (30)-day period, then such ROFR Offeree shall be deemed to have rejected the ROFR Offer. If the ROFR Offeree(s) do not collectively (if applicable) accept the ROFR Offer with respect to all the ROFR Interest within such thirty (30)-day period, then the ROFR Offer shall be deemed to have been rejected by all ROFR Offerees, and the Selling Partner shall be entitled to consummate the ROFR Sale with the ROFR Purchaser on the same terms as the ROFR Offer. If the Selling Partner and the ROFR Purchaser fail to consummate the ROFR Sale within forty-five (45) days of the expiration of such thirty (30)-day period or if the terms of the ROFR Sale are changed in any material respect from the terms set forth in the ROFR Notice, then the ROFR Sale shall again become subject to this Section 8.3, a new ROFR Notice must be provided by the Selling Partner to each ROFR Offeree, and the terms and procedures in this Section 8.3 shall be repeated.
8.4Push-Pull Buy-Sell.
(a)Notice of Intent. At any time, either the General Partner and the Class A Limited Partner, acting together as one party with respect to their combined Interests, on the one hand (collectively, the “Stratus Partners”), or the Class B Limited Partner, on the other hand, may elect to purchase from, or to sell to, the Class B Limited Partner or the Stratus Partners, respectively, all of such electing Partner’s Interests in accordance with the terms of this Section 8.4 (the “Buy/Sell Right”). All references to “Partner” under this Section 8.4 will include both of the Stratus Partners when applicable to either the Class A Limited Partner or the General Partner. The Buy/Sell Right may be exercised at any time by either Partner (the “Initiating Partner”) by delivering to the other Partner (the “Responding Partner”) and the Partnership a written notice (the “Buy/Sell Offer Notice”) specifying that the Initiating Partner is exercising the Buy/Sell Right and setting forth all of the terms and conditions (the “Offer Terms”) on which the Initiating Partner offers to purchase the Responding Partner’s Interest. The Offer Terms shall include the gross dollar amount (without reduction for any deemed or imputed expenses of sale) that the Initiating Partner would be willing to pay to the Partnership in cash (the “Offer Amount”) for all (and not less than all) of the Partnership’s assets, including, without limitation, the Property and the Projects, free and clear of any liens, liabilities, encumbrances, or obligations including debt agreements, but excluding restrictions, easements and similar encumbrances of record in Travis County, Texas and obligations under agreements of the Partnership (other than debt and other than agreements between the Partnership and any Partner or any Affiliate of any Partner) that were entered into in accordance with the terms of this Agreement and that are in place on the Buy/Sell Closing Date (which encumbrances and obligations would be deemed to continue in connection with such acquisition) (collectively, the “Sale Assets”). The Offer Terms shall also include, without limitation, (A) the closing date proposed for the purchase and sale of the Buy/Sell Seller’s Interest provided for in this Section 8.4, which proposed closing date shall not be later than two hundred seventy (270) days after the expiration of the Buy/Sell Election Period, and (B) that the Partner purchasing the other Partner’s Interest pursuant to this Section 8.4 will bear all of the Partnership’s reasonable fees and expenses (but not the other Partner’s fees and expenses) that are incurred in connection with such transaction. The Offer Terms shall not include requirements to pay any development, management, or other fees, commissions, or expenses to the Initiating Partner or any Affiliate or beneficial owner of the Initiating Partner following or as a result of the consummation of such purchase and sale transaction provided for in this Section 8.4, except for payment of the accrued but unpaid amounts under the Development Management Agreement, if any, and the Asset Management Agreement if the Stratus Partners are the Buy/Sell Seller as provided in Section 8.4(f). None of the Offer Terms may be inconsistent with the terms of this Agreement. None of the Offer Terms may provide that the terms or conditions of the Buy/Sell Purchase will be materially different for the Initiating Partner depending on whether the Initiating Partner is the Buy/Sell Seller or the Buy/Sell Purchaser except as expressly set forth in this Agreement (e.g., Receipt Amount would be different based on waterfall distribution calculation provided in this Section 8.4, affiliate agreements with Stratus Partners would terminate only if Stratus Partners are the Buy/Sell Seller, etc.).

(b)Notice as Offer. The Buy/Sell Offer Notice shall be deemed to constitute (i) a binding offer by the Initiating Partner to purchase the Responding Partner’s Interest for a price equal to the Receipt Amount applicable to the Responding Partner’s Interest, and (ii) a binding offer by the Initiating Partner to sell the Initiating Partner’s Interest for a price equal to the Receipt Amount applicable to the Initiating Partner’s Interest. The “Receipt Amount” shall mean the aggregate amount that the Partner whose Interests is to be transferred, whether the Initiating Partner or Responding Partner, would receive as a distribution under Section 6.4 (provided that the reserve fund under Section 6.4(b) will be $0.00) if (i) the Sale Assets were sold for the Offer Amount on the Buy/Sell Closing Date (without regard to any deemed or imputed expenses that would occur in a sale to a third party (e.g., brokerage fees, title expenses, etc.)); (ii) all liabilities of the Partnership that would be reflected on the Partnership financial statements under GAAP as of the Buy/Sell Closing were paid in full from such proceeds; and (iii) prorations were made with respect to all ad valorem taxes and, without duplication, other items of income and expenses of the Partnership as would be customarily prorated in such a sale in Travis County, Texas, such as rental income. Within ten (10) days following the delivery of a Buy/Sell Offer Notice, the General Partner will provide to the Initiating Partner and the Responding Partner a reasonably detailed good faith estimate of the applicable Receipt Amount for the Initiating Partner and the applicable Receipt Amount for the Responding Partner (including reasonably detailed calculations of the liabilities of the Partnership, prorations, net proceeds for distribution, distribution amounts for each subsection of Section 6.3, and the resulting Receipt Amount for the Initiating Partner and for the Responding Partner). If the Class B Limited Partner disagrees with any of the calculations of the Receipt Amount, then within twenty (20) days after the General Partner delivers its estimate of the Receipt Amount, the Initiating Partner or Responding Partner, as applicable, must deliver written notice of its disagreement including reasonable detail of its reasons for disagreement and setting forth its calculations of the Receipt Amount. If the Partners cannot agree of the calculations of the Receipt Amount, then such disagreement will be resolved under the dispute resolution procedures in Section 15.19. The General Partner will deliver an updated and accurate calculation of the Receipt Amount at least three (3) business days prior to the Buy/Sell Closing Date, which estimate and calculation shall not be binding on the Partners. Any dispute over the calculation of the Receipt Amount shall be resolved under the dispute resolution procedures in Section 15.19.
(c)Response to Offer Notice. If there is no disagreement as to the calculations of the Receipt Amount as provided in Section 8.4(b), the Responding Partner shall have sixty (60) days from the date of receipt of the Buy/Sell Offer Notice (and if there is disagreement as to the calculations of the Receipt Amount as provided in Section 8.4(b), then the Responding Partner shall have 10 days from the date of the resolution as to the calculations of the Receipt Amount) (the “Buy/Sell Election Period”) to elect, by written notice to the Initiating Partner signed by the Responding Partner, to either (i) sell such Responding Partner’s Interests to the Initiating Partner, or (ii) purchase (or cause its designee to purchase) the Initiating Partner’s Interests, in each case, on the Offer Terms.
(d)Election to Sell or Failure to Respond. If the Responding Partner elects to sell such Responding Partner’s Interests in accordance with Section 8.4(c) or fails to make an election within the Buy/Sell Election Period as required by Section 8.4(c), then such Responding Partner shall be conclusively deemed to have elected to sell, and will be obligated to sell, the Responding Partner’s Interests to the Initiating Partner according to the terms of this Section 8.4 for a price equal to the applicable Receipt Amount for the Responding Partner’s Interest, and the Initiating Partner shall be obligated to purchase the Responding Partner’s Interest according to the terms of this Section 8.4 and for such amount.

(e)Election to Purchase. If the Responding Partner elects to purchase the Initiating Partner’s Interest by sending written notice to the Initiating Partner within the Buy/Sell Election Period as required by Section 8.4(c), then the Initiating Partner shall be conclusively deemed to have elected to sell, and will be obligated to sell, the Initiating Partner’s Interests to the Responding Partner according to the terms of this Section 8.4 for a price equal to the applicable Receipt Amount for the Initiating Partner’s Interest, and the Responding Partner shall be obligated to purchase the Initiating Partner’s Interest according to the terms of this Section 8.4 and for such amount.
(f)Closing. The closing of such purchase and sale provided for in this Section 8.4 (the “Buy/Sell Closing”) shall be subject to and in accordance with the Offer Terms and shall take place no later than the Buy/Sell Closing Date at a location in Austin, Texas reasonably chosen by the Partner (the “Buy/Sell Purchaser”) that is obligated to purchase the Interests of the other Partner (the “Buy/Sell Seller”) pursuant to this Section 8.4 (the “Buy/Sell Purchase”). Within ten (10) days after the expiration of the Buy/Sell Election Period, the Buy/Sell Purchaser shall fix a closing date (the “Buy/Sell Closing Date”) for the Buy/Sell Closing that is a business day and not later than two hundred seventy (270) days after the expiration of the Buy/Sell Election Period by written notice to the Buy/Sell Seller. Upon no less than thirty (30) days’ prior written notice to the Buy/Sell Seller, the Buy/Sell Purchaser may change the Buy/Sell Closing Date to a different a business day that is not later than two hundred seventy (270) days after the expiration of the Buy/Sell Election Period. At the Buy/Sell Closing, each Partner shall execute and deliver to the other Partner (or its designee) such instruments of assignment, bills of sale, amendments to this Agreement and other instruments and documents as the other Partner (or such designee) may reasonably require for the conveyance to such Buy/Sell Purchaser (or such designee) of all of the Buy/Sell Seller’s Interests against receipt by the Buy/Sell Seller of a wire transfer of immediately available funds in an amount equal to the applicable Receipt Amount. If the Stratus Partners are the Buy/Sell Seller, then, (i) in addition to the Receipt Amount, the Buy/Sell Purchaser must pay to the Stratus Partners or their Affiliates at the Buy/Sell Closing any accrued but unpaid fees as of the Buy/Sell Closing Date under the Development Management Agreement, if any, and the Asset Management Agreement, provided that neither the Stratus Partners nor any of their Affiliates shall be entitled to any commissions or other fees as a consequence of the consummation of the Buy/Sell Purchase and (ii) the Development Management Agreement, if any, and the Asset Management Agreement will terminate on the Buy/Sell Closing Date. Each of the Buy/Sell Seller and the Buy/Sell Purchaser shall each bear their respective closing costs and expenses (including, but not limited to, all attorney’s fees and costs and all applicable transfer and income taxes) incurred in the purchase or sale of the Buy/Sell Seller’s Interests hereunder. The sale of such Interests shall be made without representation, warranty or recourse, except for customary representations and warranties regarding existence, good standing, title, no liens or encumbrances, authority, authorization, no conflicts, no other remaining right, title, or interest of any kind in the Partnership, the Property, or the Business, and such other customary matters as may be reasonably requested by the Buy/Sell Purchaser. If the Stratus Partners or their Affiliates are Buy/Sell Sellers, then such Buy/Sell Sellers shall also represent and warrant to the Buy/Sell Purchaser that, subject to any written disclosures by the Buy/Sell Sellers of exceptions, as of the Buy/Sell Closing Date, (i) all Partnership liabilities that are required under GAAP to be reflected on the Partnership’s balance sheet have been reflected on the most recent balance sheet delivered to the Partners under Section 10.3, have been incurred in the ordinary course of business since the date of such balance sheet, or have been disclosed in writing to the Buy/Sell Purchaser and (ii) the Partnership has complied in all material respects with all applicable laws. If the Buy/Sell Offer Notice or the closing of the purchase contemplated thereby causes the maturity of any Partnership indebtedness to be accelerated, the Buy/Sell Seller must be released from personal liability resulting from such accelerated indebtedness at the Buy/Sell Purchaser’s sole cost and expense. The Buy/Sell Purchaser shall indemnify and hold the Buy/Sell Seller harmless from and against any losses, damages, costs or expenses (including attorneys’ fees) incurred by the Buy/Sell Seller, or the Buy/Sell Seller’s Affiliates, employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns and Affiliates of the foregoing (the “Indemnified Parties”) related to any such indebtedness, other than any losses, damages, costs or expenses (including attorneys’ fees) incurred by any of the Indemnified Parties as a direct result of such Indemnified Party’s actual and intentional fraud, gross negligence, or willful misconduct. As a precondition to the closing of the Buy/Sell Purchase and an obligation of the Buy/Sell Purchaser, the Buy/Sell Purchaser shall also obtain the release of the Buy/Sell Seller and its Affiliates from any and all personal liability for any indebtedness of the Partnership, including, without limitation, the release of any guaranty and collateral pledged to secure any guaranty debt. If such release cannot be obtained from the applicable Lender, then the Buy/Sell Purchaser shall cause the payment in full of such indebtedness on the Buy/Sell Closing Date.
(g)Default. In the event that the Buy/Sell Purchaser defaults in its obligation to purchase the Interests of the Buy/Sell Seller on the Buy/Sell Closing Date, the Buy/Sell Seller shall have the right, as its exclusive remedies, to do any of the following: (i) revoke the Buy/Sell Offer; (ii) solicit third party offers on behalf of the Partnership for the purchase of the Sale Assets, to accept the best such offer, as determined by the Buy/Sell Seller in its sole and absolute discretion, and to cause the Partnership to consummate the sale of the Sale Assets to such third party pursuant to such offer and distribute the proceeds in accordance with Section 6.4 (with the defaulting Buy/Sell Purchaser receiving only eighty percent (80%) of the amount it would be otherwise entitled to thereunder and the other Partner receiving, in addition to the amounts that it would otherwise be entitled to receive in accordance with Section 6.4, the remaining twenty percent (20%) of the amount the Buy/Sell Purchaser would otherwise be entitled to receive); (iii) purchase the Interests of the Buy/Sell Purchaser for a purchase price equal to eighty percent (80%) of the applicable Receipt Amount; or (iii) specifically enforce (without any requirement to post bond or other collateral or establish the inadequacy of legal remedies) the Buy/Sell Purchaser’s obligation to purchase the Interests of the Buy/Sell Seller in accordance with the Offer Terms. In the event the Buy/Sell Seller defaults in its obligation to sell the Interests of the Buy/Sell Seller on the Buy/Sell Closing Date, the Buy/Sell Purchaser shall have the right to specifically enforce (without any requirement to post bond or other collateral or establish the inadequacy of legal remedies) the Buy/Sell Seller’s obligation to sell the Interests of the Buy/Sell Seller in accordance with the Offer Terms and/or pursue an action for damages, costs and expenses.
ARTICLE 9
COSTS, OBLIGATIONS AND RESERVES
9.1Costs. Subject to Section 7.4 and this Section 9.1, the Partnership will be responsible for paying all direct costs and expenses of the organization and operations of the Partnership, including, without limitation, organizational costs, filing fees, compensation of supervisory personnel, bookkeeping, accounting, office supplies, legal fees and costs, and all other fees, costs, and expenses directly attributable to the Partnership business. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Partnership shall reimburse each of the General Partner and the Class A Limited Partner, on the one hand, and the Class B Limited Partner, on the other hand, up to $125,000 for its documented out-of-pocket costs and expenses, including reasonable legal fees, paid or incurred for the formation of the Partnership and the preparation and negotiation of this Agreement and other related activities and agreements (including, without limitation, the Asset Management Agreement). If any such costs and expenses are or have been advanced and paid by any Partner from such Partner’s own funds on behalf of the Partnership, then subject to the foregoing limitations, such Partner will be entitled to reimbursement by the Partnership for such payment (excluding any Recent Project Costs for which the Class A Limited Partner received reimbursement pursuant to Section 4.2(b)(ii)). In addition, the Partnership shall pay or reimburse the reasonable out-of-pocket expenses paid or incurred by the General Partner and the Class A Limited Partner, on the one hand, and the Class B Limited Partner, on the other hand, in connection with amendments of this Agreement, consents and approvals (including consents and approvals of the respective Partners) relating to this Agreement, and/or in connection with such Partners’ respective investments in the Partnership, and their administration and oversight of such investments. The costs and other expenses to be paid or reimbursed by the Partnership pursuant to this Section 9.1 shall be reimbursed to the respective Partners promptly following the Partnership’s (and in the case of reimbursements to the General Partner and the Class A Limited Partner, the Class B Limited Partner’s) receipt of reasonably detailed invoices therefor. For the avoidance of doubt, (i) reimbursements pursuant to this Section 9.1 shall not be treated as distributions by the Partnership pursuant to Section 6.3 and (ii) subject to Section 15.19, costs and other expenses paid or incurred by the respective parties to prosecute or defend any Dispute shall not be subject to reimbursement or payment by the Partnership pursuant to this Section 9.1.
ARTICLE 10
ACCOUNTING
10.1Books of Account. The General Partner shall keep or cause to be kept complete and appropriate records and books of account. Except as otherwise expressly provided herein and subject to applicable law, the books and records of the Partnership shall be maintained in accordance with GAAP and shall be maintained for at least three (3) years following the termination of the Partnership. The books and records shall be maintained at the principal office of the Partnership. Each Partner, and such Partner’s representative or designee, will have full and complete access to the books and records of the Partnership at reasonable times upon reasonable advance written notice.
10.2Fiscal Year. The fiscal year of the Partnership will be the calendar year.
10.3Reports and Statements.
(a)Quarterly Reports. Within forty-five (45) days after the end of each fiscal quarter of the Partnership, the General Partner will, at the expense of the Partnership, generate and distribute to the Partners (i) an unaudited profit and loss statement and a balance sheet of the Partnership for such quarter either internally or independently prepared in accordance with GAAP and, except to the extent prohibited by GAAP or applicable law, consistent with Stratus’ reporting practices for other limited partnerships with third-party investors managed by Affiliates of Stratus; (ii) an executive summary of the Partnership’s operations and financial condition, and changes in Partners’ capital for such quarter; and (iii) such other information in the possession of or under the control of the Partnership or the General Partner as any Partner reasonably requests for such the Partner to be advised of the results of operations, financial condition, and cash flows of the Partnership. Such financial statements and executive summary will be in materially the same form and content as Affiliates of Stratus provide to third-party investors in other limited partnerships managed by Affiliates of Stratus.
(b)Annual Reports. Within one hundred twenty (120) days after the end of each fiscal year of the Partnership, the General Partner will, at the expense of the Partnership, generate and distribute to the Partners (i) an unaudited profit and loss statement and balance sheet of the Partnership, and statement of changes in Partners’ capital for such year either internally or independently prepared in accordance with GAAP and, except to the extent prohibited by GAAP or applicable law, consistent with Stratus’ reporting practices for other limited partnerships with third-party investors managed by Affiliates of Stratus; (ii) an executive summary of the operations of the Partnership for such year; (iii) the net asset value of the Property and Projects, as disclosed in Stratus’ Investor Presentation filed with the U.S. Securities and Exchange Commission, or if no such presentation is required to be so filed, a substantially similar report that Stratus shall provide to the Partners (in each case, the “Published NAV”); and (iv) such other information as is reasonably necessary for the Partners to be advised of the results of operations, financial condition, and cash flows of the Partnership. Such financial statements, executive summary, and Published NAV will be in materially the same form and content as Affiliates of Stratus provide to third-party investors in other limited partnerships managed by Affiliates of Stratus. The General Partner will provide a certification of the annual financial statements and Published NAV by a senior accounting officer on behalf of the General Partner in a materially similar format as the financial statement certification delivered to the lender of the primary secured debt of the Partnership.
ARTICLE 11
POWERS OF ATTORNEY
11.1Power of Attorney. Each Limited Partner hereby makes, constitutes, and appoints the General Partner its true and lawful attorney-in-fact, for it and in its name, place, and stead and for its use and benefit, from time to time:
(a)To make and execute all agreements amending this Agreement and the Certificate of Formation, as now or hereafter executed or amended, that may be appropriate to reflect:
(i)A change of the name or location of the principal or registered place of business of the Partnership;
(ii)The disposal by a Limited Partner of its Interest in the Partnership in any manner permitted by this Agreement;
(iii)A Person becoming an additional or a substituted Limited Partner of the Partnership, provided that such admission or substitution will be in accordance with this Agreement; and/or
(iv)A change in any provision of this Agreement adopted in accordance with the provisions hereof, or the exercise by any Person of any right or rights hereunder.
(b)To make such certificates, instruments, and documents as required by, or appropriate under, the laws of any state or other jurisdiction that the Partnership is doing or intends to do business, in connection with the use of the name of the Partnership by the Partnership as permitted by this Agreement; and
(c)To make such certificates, instruments, and documents as the Limited Partner may be required, or as may be appropriate for a Limited Partner to make, by the laws of any state or other jurisdiction to reflect:
(i)A change of name or address of the Limited Partner, or
(ii)Any changes in or amendments to this Agreement as permitted by this Agreement.

Each of such agreements, certificates, instruments, and documents will be in such form as such attorney-in-fact and counsel for the Partnership deems appropriate. The powers herein conferred to make agreements, certificates, instruments, and documents will be deemed to include without limitation the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record, or publish the same.
Each Limited Partner hereby authorizes such attorney-in-fact to take any further action which such attorney-in-fact reasonably considers necessary or advisable in connection with any of the foregoing.
11.2Duration of Power. The power of attorney granted herein:
(a)Is a special power of attorney coupled with an interest, is irrevocable, and will survive the death, incapacity, Bankruptcy, or insolvency of the Limited Partner; and
(b)Will survive the delivery of an assignment by the Limited Partner of the whole or a portion of its Interest, except that where such assignment is of the Limited Partner’s entire Interest and the purchaser, transferee, or assignee thereof, with the consent of the General Partner, is admitted as a substituted Limited Partner, the power of attorney will survive the delivery of such assignment for the sole purpose of enabling such attorney-in-fact to execute, acknowledge, and file any such agreement, certificate, instrument, or document necessary to effect such substitution.
ARTICLE 12
PARTNER REPRESENTATIONS AND WARRANTIES
12.1Representations and Warranties. Each of the Partners, by execution of this Agreement, hereby severally (but not jointly) represents and warrants to and covenants with the Partnership and the other Partners as follows:
(a)Organization and Good Standing. Such Partner, if a corporation, partnership, limited liability company, trust, or other entity, is duly organized or formed, validly existing, and in good standing under the law of the state of its incorporation, formation, or organization, and if required by law is duly qualified to do business and in good standing in the jurisdiction of its principal place of business (if not formed in that jurisdiction).
(b)Authority; No Conflict. Such Partner has the right, power, legal capacity, and authority to execute and deliver this Agreement and to consummate any transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Partner, and constitutes the valid, legal, and binding agreement of such Partner subject to the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally. The individual or individuals executing this Agreement, and any and all documents contemplated in it, on behalf of such Partner has or have the legal power, right, and actual authority to bind such Partner to the terms and conditions in this Agreement and in those documents. No authorization, consent, or approval of, notice to, or filing with, any other Person or governmental authority, is required for the execution, delivery, and performance by such Partner of this Agreement. Neither the execution, delivery, or performance by such Partner of this Agreement, nor compliance of the terms and provisions of this Agreement, conflicts or will conflict with, or will result in, a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule or regulation, or any other agreement of such Partner, or any order, writ, injunction, or decree of any court or governmental authority against such Partner, or by which it or any of its properties is bound, or any indenture, mortgage, contract, or other agreement or instrument to which such Partner is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties. No further approval of any Person is required for the execution and delivery of this Agreement by such Partner or the consummation of any of the transactions contemplated by this Agreement.
(c)Investment Intent. Such Partner, and each assignee or transferee of such Partner by acceptance of the rights and interests of such Partner in the Partnership, represents and warrants to and covenants and agrees with the Partnership and the other Partners, with the intent that the same be relied upon in determining suitability as a Partner in the Partnership, that such Partner’s Interest has been acquired under this Agreement for such Partner’s own account, for investment, and not with a view to or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Interest, and that such Person will not sell or assign any Interest in the Partnership without having first delivered to the General Partner and the Partnership an opinion of counsel satisfactory to the General Partner that such sale or assignment does not violate the Securities Laws, or the registration or qualification provisions of any other securities law, state or federal, applicable thereto or any of the other provisions of this Agreement.
(d)Accredited Investor. Such Partner is of legal age and is an “ACCREDITED INVESTOR” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).
(e)High Risk Venture. Such Partner understands that the Partnership has no financial or operating history and limited assets, that this is the Partnership’s first venture, and that there are very high risks incident to the ownership of an Interest in the Partnership. Such Partner has carefully reviewed and understands the high degree of risk and speculative nature of, and other considerations relating to, a purchase of an Interest in the Partnership, including the tax risks.
(f)Substantial Transfer Restrictions. Such Partner understands that an investment in the Partnership is not a liquid investment. In particular, such Partner recognizes that:
(i)Such Partner must bear the economic risk of investment in the Partnership for an indefinite period of time, since the Interests in the Partnership have not been registered under any Securities Laws and cannot be sold unless they are either subsequently registered under such Securities Laws (which is neither contemplated by nor required of the General Partner) or an exemption from such registration is available;
(ii)No federal or state agency has made any finding or determination as to the fairness of an investment in, nor any recommendation or endorsement of, an investment in the Partnership. Such Partner understands that its Interest has not been registered under any Securities Laws in reliance upon applicable exemptions;
(iii)There is no established market for an investment in the Partnership and that it is not anticipated that any public market for such investment will develop in the near future;
(iv)The right to transfer an Interest in the Partnership is restricted, as described in this Agreement; and
(v)The tax effects that may be expected from investment in an Interest in the Partnership are not susceptible to firm prediction, and new developments and rulings of the

Internal Revenue Service, audit adjustments, court decisions, or legislative changes may have an adverse effect on one or more of the tax consequences expected by the Partnership.
(g)No Representations. Such Partner represents that none of the following have been represented, guaranteed or warranted to such Partner by any broker, the General Partner, its agents or employees, or any other Person, expressly or by implication:
(i)The length of time that such Partner will be required to remain as the owner of an Interest in the Partnership;
(ii)The percentage profit and/or the amount or type of consideration, profit or loss (including tax write-offs and/or tax benefits) to be realized, if any as a result of an investment in the Partnership; or
(iii)That the past performance or experience on the part of the General Partner or any officer, director or affiliate, any securities broker or finder, their partners, associates, agents, or employees or any other Person, will in any way indicate the predictable results of the ownership of an Interest in the Partnership.
(h)Investing Experience. Such Partner, or representative therefor, has such knowledge and experience in financial and business matters, including investing in or dealing with businesses and activities similar to those of the Partnership, that such Partner is capable of evaluating the merits and risks of an investment in the Partnership. Such Partner is able to bear the economic risk of an investment in the Partnership, including the risk of holding indefinitely any Interest acquired by such Person. Such Partner has made other speculative investments and together with a Purchaser representative, if any, has the capacity to evaluate the risks and merits of this investment and to make an informed investment decision.
(i)No Reliance; Full Access. Such Partner has relied on its own professional advisors for legal, tax, and investment advice in evaluating an investment in the Partnership, and has not relied on another Partner for such advice. Such Partner has been afforded full access to representatives of the General Partner for purposes of such inquiry as such Partner deems appropriate, and all information requested by such Partner concerning the Partnership has been supplied.
(j)Illiquidity. Such Partner has adequate means of providing for current needs and all possible personal contingencies and has no need for liquidity in an investment in the Partnership. Such Partner could afford to sustain a loss of the entire investment in the Partnership if such loss should occur.
(k)Inspection. Such Partner is familiar with the existing or proposed business, financial condition, properties, operations, and prospects of the Partnership and has asked such questions, and conducted such due diligence concerning such matters and concerning its acquisition of its Interest as it has desired to ask and conduct, and all such questions have been answered to its full satisfaction. Such Partner understands that all documents, records, and books pertaining to the Partnership and the Business have been made available for inspection by such Partner or such Partner’s attorney, accountant, and advisors, and that the books and records of the General Partner will be available, upon reasonable notice, for inspection by Partners during reasonable hours at the General Partner’s principal place of business. Such Partner has had an opportunity to ask questions of and receive answers from the General Partner, or a Person or Persons acting on such Partner’s behalf, concerning the terms and conditions of an investment in the Partnership.

12.2Reimbursement Obligation. If the Partnership is required to expend any sum or incur any expense as a result of any particular reporting requirements for any Partner, other than reporting requirements that can be satisfied or extrapolated from data and reports required pursuant to this Agreement, such as the preparation of an annual estimate of the market value of a Partner’s Interest, such expense will be borne solely by the Partner requiring such report. Such Partner agrees to promptly reimburse the Partnership for such cost and expense.
12.3Indemnification of Partnership, General Partner and Others. Each Limited Partner understands the meaning and legal consequences of the representations and warranties contained herein, and hereby agrees to indemnify and hold harmless the General Partner and the Partnership and their officers, directors, agents, and employees from and against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty of such Limited Partner contained in Section 12.1. Notwithstanding any of the representations, warranties, acknowledgements, or agreements made herein, the Partners do not in any manner waive any non-waivable rights granted under federal or state securities laws.
12.4Represented Parties. In connection with the preparation and execution of this Agreement, the formation of the Partnership, and any investment in the Partnership, Armbrust & Brown, PLLC (the “Firm”) has represented only the General Partner, the Class A Limited Partner, and the Partnership (collectively in such capacity, the “Represented Parties”). The Firm has not represented and does not intend to represent any Partner other than the General Partner and the Class A Limited Partner, and has not provided legal, tax, or business advice to any other Partner in connection with this Agreement, the formation of the Partnership, any investment in the Partnership, and the Transactions. The Class B Limited Partner has been advised to retain and is, and will be, relying on separate counsel in connection with this Agreement, the formation of the Partnership, any investment in the Partnership, and the Transactions (or has had the opportunity to retain separate counsel and declined to do so). The Partnership and each Partner hereby acknowledges that it has read and agrees to the provisions of Exhibit D, attached hereto and incorporated herein, concerning the Firm’s continued representation of the Represented Parties and/or the Partnership on future matters, as requested by those parties, and consents to such representation as set forth in Exhibit D.
ARTICLE 13
DEFAULT BY A PARTNER
13.1Events of Default. Each of the following events shall be deemed to be an “Event of Default” by a Partner:
(a)Failure of a Partner to fund such Partner’s Initial Capital Contribution when due and the continuance of such failure for a period of ten (10) business days after written notice thereof has been given to such Partner;
(b)Failure of a Partner to fund such Partner’s applicable portion of the Capital Commitment when due and the continuance of such failure for a period of ten (10) business days after written notice thereof has been given to such Partner as provided in Section 4.3(b);
(c)As provided in Section 8.1 or a material violation of any provision of this Agreement (not involving capital contributions addressed in Sections 13.1(a) or 13.1(b)) or any provision of any subscription agreement executed in connection with this Agreement and failure to remedy or commence curative action for such violation within thirty (30) days after written notice thereof has been given to such Partner and thereafter diligently pursue such curative action to remedy thereof;
(d)The making of an assignment for benefit of creditors of a Partner;
(e)The Bankruptcy of a Partner;
(f)The appointment of a receiver for all or substantially all of the assets of a Partner and the failure to have such receiver discharged within thirty (30) days after appointment; and
(g)Any Transfer or attempted Transfer in violation of Article Eight.
13.2Effect of Default.
(a)Upon the occurrence of an Event of Default by a Partner and a written notice from a Partner who is not a defaulting Partner, the defaulting Partner shall automatically forfeit for the duration of the default any of the following rights: (i) to receive distributions from the Partnership and (ii) to vote on, consent to, or approve any Partnership action except for Fundamental Decisions. Upon the occurrence of an Event of Default by a Partner (or, if the Class A Limited Partner elects to cause the Partnership to redeem the Interests of the General Partner and the Class A Limited Partner pursuant to Section 7.13, upon the deemed Event of Default that occurs thereunder upon the removal of the General Partner following the occurrence of a Cause Event) and written notice from a Partner who is not a defaulting (or deemed defaulting) Partner, such non-defaulting Partner(s) shall have the right, but not the obligation, to purchase, or at the option of the non-defaulting Partner(s) to cause the Partnership to redeem, the Interest of the defaulting Partner for a cash price equal to eighty percent (80%) of its Computed Value, as such value is determined in this Section 13.2. Such redemption option may be exercised by such non-defaulting Partner(s) by the delivery of a written purchase or redemption notice (the “Redemption Notice”) under this Section 13.2 (or Section 7.13, if applicable), to the defaulting (or deemed defaulting) Partner at any time prior to the time that all such default(s) are cured by the defaulting Partner (or in the case of a purchase or redemption pursuant to Section 7.13, at any time prior to the expiration of the 180-period specified therein). Upon the exercise of the purchase or redemption option under this Section 13.2 (or Section 7.13, if applicable), the defaulting (or deemed defaulting) Partner will be obligated to assign its Interest to the Partnership or the non-defaulting Partner(s) as provided in this Section 13.2. The purchase or redemption of the defaulting (or deemed defaulting) Partner’s Interest under this Section 13.2 (or Section 7.13, if applicable) will be closed within one hundred fifty (150) days thereafter on the date selected in the sole discretion of such non-defaulting Partner(s) (or in the case of a redemption pursuant to Section 7.13, within the 180-period specified therein) and occur at the Partnership’s office or other location reasonably determined by such non-defaulting Partners(s). The non-defaulting Partner(s) or the Partnership, as applicable, will pay the purchase or redemption price in cash at the closing and the defaulting (or deemed defaulting) Partner will assign to the non-defaulting Partner(s) or the Partnership, as applicable, with general warranties, good and indefeasible title to its Interest, free and clear of any and all liens, claims, and encumbrances (other than liens, claims and encumbrances that secure indebtedness of the Partnership that was incurred in accordance with the terms of this Agreement) and with all other customary terms, representations, warranties and indemnities as reasonably requested by and in form and content reasonably acceptable to such non-defaulting Partner(s). As a precondition to the closing of such purchase by the non-defaulting Partner(s) or redemption by the Partnership and an obligation of the defaulting (or deemed defaulting) Partner to assign its Interest to the non-defaulting Partner(s) or the Partnership under this Section 13.2 (or Section 7.13, if applicable), such non-defaulting Partner(s) shall also obtain the release of the defaulting (or deemed defaulting)

Partner and its Affiliates from any and all personal liability for any indebtedness of the Partnership, including, without limitation, the release of any guaranty and collateral pledged to secure any guaranteed indebtedness debt. If such release cannot be obtained from the applicable Lender, then such non-defaulting Partner(s) shall cause the payment in full of such indebtedness on the closing date under this Section 13.2. The Partner(s) will be entitled to enforce this Section 13.2 by specific performance (without any requirement to post bond or other collateral or prove the inadequacy of legal remedies) and/or any other remedies available at law or in equity.
(b)“Computed Value” will be the amount that a specified Partner would receive if all of the Partnership’s assets (including the Property and the Projects) were sold for the Agreed Asset Value, and proceeds thereof were distributed on the date of the Redemption Notice pursuant to Article Six in liquidation of the Partnership. For purposes of such determination, the liabilities of the Partnership shall be deemed paid at face value on the date of the Appraisal Notice and include any applicable prepayment fees and/or penalties.
(c)“Agreed Asset Value” means the gross fair market value of all of the Partnership’s assets (including the Property and the Projects) on the date of the Redemption Notice, as the Partners may mutually agree in writing. If the Partners fail to agree upon the Agreed Asset Value within thirty (30) days after delivery of the Redemption Notice in accordance with Section 13.2(a), then any Partner may by written notice to the other Partners (an “Appraisal Notice”) cause such fair market value to be determined pursuant to the remainder of this Section 13.2(c). Within ten (10) days of delivery of the Appraisal Notice to each Partner, the Class A Limited Partner and the Class B Limited Partner shall each notify the other of its proposed Agreed Asset Value (collectively, the “Proposed Valuations”) and mutually designate a third-party valuation firm that has not less than ten (10) years of experience valuing assets substantially similar to the Partnership’s (the “Valuation Consultant”). If such Partners fail to mutually agree upon a Valuation Consultant within such ten (10)-day period, then each of the Class A Limited Partner and the Class B Limited Partner shall designate a third-party valuation and notify the other Partner of such designation within ten (10) days after the expiration of the initial ten (10)-day period, and the two designated third-party valuation firms shall designate a third such valuation firm, which shall be the Valuation Consultant. The Valuation Consultant shall thereafter be engaged by the Partnership to determine the gross fair market value of all of the Partnership’s assets (including the Property and the Projects), which determination shall (i) be delivered to the Partners in writing, with supporting backup, as promptly as practicable (and not later than sixty (60) days following such engagement), (ii) not be greater than the highest Proposed Valuation or lower than the lowest Proposed Valuation, and (iii) shall be the Agreed Asset Value and final and binding on the Partnership and the Partners. The Partners agree that a “Restricted Appraisal” (as such term is defined or used in the appraisal industry) of the Property and the Projects is sufficient for purposes of the Valuation Consultant’s determination of the Agreed Asset Value. The fees and expenses of the Valuation Consultant (and the other two designated firms, if applicable) shall be expenses of the Partnership and reflected in the calculation of the Computed Value.
(d)Unless otherwise agreed by all the Partners, no distributions shall be made by the Partnership (including, without limitation, distributions pursuant to Section 6.5) between the date of a Redemption Notice and the closing of the redemption that is the subject of such notice in accordance with Section 13.2 (or Section 7.13, if applicable).

ARTICLE 14
WINDING-UP AND TERMINATION
14.1Winding Up and Termination. The Partnership will be wound up and its existence terminated, upon the earliest to occur of:
(a)the agreement of the General Partner with the approval of the Limited Partners to wind up and terminate the Partnership;
(b)the Bankruptcy of the Partnership;
(c)a reasonable time, as determined by the General Partner, after the sale of substantially all of the assets of the Partnership and conversion into cash of all proceeds thereof received in a non-cash form or medium and distribution of any reserves after such sale;
(d)a final judicial determination requiring the winding up and termination of the Partnership pursuant to the TBOC or other applicable law.
The death, incompetency, insolvency, Bankruptcy, or retirement of a Limited Partner will not result in the winding up or termination of the Partnership.
14.2Restoration of Deficit Capital Account. Upon the winding-up, termination, and liquidation of the Partnership, or the termination of the Partnership for tax purposes under Code §708(b)(1)(B), no Partner will have the obligation to restore the deficit balance of such Partner’s Capital Account, if any.
14.3Winding Up and Liquidation. Upon the occurrence of any event requiring the winding up of the Partnership pursuant to this Agreement, the Partnership’s business will be wound up and liquidated as rapidly as business circumstances will reasonably permit, and the winding up and liquidation of the Partnership will be handled by a liquidating agent, who shall be the General Partner, or if there is no General Partner, the Class B Limited Partner, or such other Person as may be specified in this Agreement. The winding up and liquidation will consist of the use, application, and distribution of the assets and properties of the Partnership as herein provided and at its conclusion the Partnership will terminate upon the filing of a certificate of termination in accordance with the TBOC. The liquidating agent, whether original or successor, individual or corporate, will not be liable for any action taken or omitted in its capacity as liquidating agent hereunder, except for its own actual and intentional fraud, gross negligence or willful misconduct. Any corporate liquidating agent, other than the General Partner or its Affiliates, will be entitled to reasonable compensation commensurate with the duties and responsibilities involved, but no individual liquidating agent will receive compensation for such agent’s services unless expressly approved by the Partners selecting such agent. The liquidating agent may sell all of the assets of the Partnership, including, without limitation, the Property and the Projects, at reasonable market terms and conditions, or it may distribute those properties in kind in accordance with the terms of this Agreement; provided, however, that the liquidating agent will ascertain the fair market value (by appraisal or other reasonable means) of all assets of the Partnership, including the Property and the Projects, remaining unsold and distributed to the Partners in kind, and the income, gain, loss, deduction, and credit that would have been realized will be allocated to the Partners (and each Partner’s Capital Account will be debited or credited, as the case may be) in accordance with Article Five, as if such assets had been sold for such fair market value. All of the assets of the Partnership, including, without limitation, the proceeds of sales, if any, of the Property or any portion thereof, and all other cash and property, if any, then on hand in the Partnership will be applied and distributed, based on the fair market value thereof as determined in accordance with the preceding sentence, in the order or priority set forth in Section 6.4 above, but after the allocations provided in Article Five.
14.4Right of Partition Waived. Each of the Partners hereby agrees to and hereby irrevocably waives for the duration of this Agreement any right any such Partner might have to cause the Partnership or any of its assets to be partitioned.
ARTICLE 15
MISCELLANEOUS
15.1Notices. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice must be in writing, signed by or on behalf of the Person giving the notice, and will be deemed to have been given (i) when actually delivered by personal delivery; (ii) one (1) business day after being placed for express delivery with Federal Express or other national overnight carrier; or (iii) if sent from and addressed to an address within the United States, five (5) business days after sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to the Person or Persons to whom such notice is to be given at the address set forth opposite the Partners’ signatures to this Agreement (or at such other address as shall be stated in a notice similarly given to the Partnership).
15.2Binding Effect. Except as herein otherwise provided to the contrary, this Agreement will be binding upon and will inure to the benefit of the parties hereto, their personal representatives, successors, and assigns.
15.3No Oral Modification. No modification or waiver of this Agreement or any part hereof will be valid or effective unless in writing; and no waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.
15.4Applicable Laws and Venue. This Agreement and the rights of the parties to this Agreement is governed by and will be construed in accordance with the laws of the state of Texas, without giving effect to the principles of conflict of laws. Subject to the rights and obligations of the Partnership and the Partners under Section 15.19, the Partnership and each Partner hereby irrevocably submits in any suit, action, or proceeding arising out of or relating to this Agreement or the Partnership’s, or any Partner’s performance of this Agreement, or rights or obligations under this Agreement to the jurisdiction of the federal and state courts sitting in Austin, Travis County, Texas and waives any and all objections to the jurisdiction of, or venue in, such court that the Partnership or any such Partner may have under applicable laws.
15.5Gender. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the Person may require.
15.6No Implied Waiver. The failure of any Partner to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power, or remedy contained in this Agreement will not be construed as a waiver or a relinquishment thereof for the future.
15.7Legal Construction. In case any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there will be substituted a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. The Partners acknowledge and agree that this is a fully negotiated document and that a full and fair opportunity has been provided for review and comment on the provisions in this Agreement by all of the Partners and their respective representatives and attorneys and any rule of construction that ambiguities are to be resolved against the drafting party or any particular Partner will not be applicable to this Agreement. Every covenant, term, and provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any Partner.
15.8Headings. The headings contained herein are for administrative purposes only and will not control or affect the meaning or construction of any provision of this Agreement. Unless otherwise specified, all references to “Section,” “Article,” “Exhibit,” or “Appendix” in this Agreement are to sections, articles, exhibits, or appendices of this Agreement.
15.9Multiple Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. For the avoidance of doubt, a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via Docusign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. Any Person executing and delivering this Agreement by Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement, as may be reasonably requested by any Partner.
15.10Execution of Documents. Each party hereto agrees to execute any and all documents and writing which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes to the extent not otherwise inconsistent with the terms of this Agreement.
15.11Reliance on Authority of General Partner. In no event will any Person dealing with the General Partner with respect to any property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the General Partner; and, every contract, agreement, deed, mortgage, promissory note, or other instrument or document executed by the General Partner with respect to any property of the Partnership will be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that: (i) at the time of execution and/or delivery thereof, this Agreement was in full force and effect; (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners thereof; and (iii) the General Partner has been duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.
15.12No Third-Party Beneficiary.
(a)The provisions of this Agreement are for the exclusive benefit of the Partners and the Partnership and their respective successors and permitted assigns and, solely with respect to Sections 7.11, the Partnership Indemnified Parties and the Limited Partner Indemnified Parties. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person, including (i) any Person to whom any debts, liabilities or obligations are owed by the Partnership or any Partner, except to the extent otherwise expressly agreed in writing by the General Partner on behalf of the Partnership in accordance with the terms of this Agreement, or (ii) any liquidator, trustee or creditor acting on behalf of the Partnership, and no such creditor or any other Person shall have any rights under this Agreement, including rights with respect to enforcing the making of Capital Contributions.

(b)The Partnership Indemnified Parties and Limited Partner Indemnified Partners that are not Partners shall have no rights to consent to any amendments to this Agreement, including, without limitations, amendments that may adversely affect rights of such Persons under Section 7.11.
15.13Amendments. Except as otherwise provided in this Agreement, this Agreement, including Appendix A, may not be amended, altered, or modified except by an instrument in writing and signed by the General Partner and the Limited Partners.
15.14Reliance on Authority of Person Signing Agreement. If a Partner is an entity other than a natural person, neither the Partnership nor any Partner shall: (i) be required to determine the authority of the person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstances bearing upon the existence of the authority of such person, or (ii) be required to see to the application or distribution of proceeds paid or credited to persons signing this Agreement on behalf of such entity.
15.15Attorney’s Fees. If a suit or other judicial or other dispute resolution action is filed in a court of law or submitted to arbitration or mediation, the prevailing party shall be entitled to reasonable attorney’s fees, expenses, and court costs.
15.16No Right of Withdrawal. Except as may be otherwise expressly permitted in this Agreement, withdrawal by a Partner shall not be permitted.
15.17Time is of Essence. Time is of the essence with all things pertaining to this Agreement.
15.18Entire Agreement. This Agreement contains the entire agreement among the Partners relating to the subject matter and any prior oral or written agreements or any representations or offers whatsoever not contained herein are terminated.
15.19Dispute Resolution.
(a)Negotiated Resolution. If any dispute, disagreement, deadlock, or Deadlock (each, a “Dispute”) arises (i) out of or relating to, this Agreement or any alleged breach thereof, or (ii) with respect to any of the transactions or events contemplated hereby, the party desiring to resolve such Dispute of shall deliver a written notice of the Dispute including the specific facts of the Dispute (“Dispute Notice”) to the other parties of such Dispute. If any party delivers a Dispute Notice pursuant to this Section 15.19, the parties involved in the Dispute shall meet (in person, telephonically or remotely) at least twice within the thirty (30)-day period commencing with the date of the Dispute Notice and in good faith shall attempt to resolve such Dispute.
(b)Mediation. If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 15.19(a), the parties shall submit the Dispute to non-binding mediation before a mutually agreeable retired judge of a Federal District Court or Texas District Court, or some similarly qualified, mutually agreeable individual. The parties shall bear the costs of such mediation equally.
(c)Arbitration. If the Dispute is not resolved by mediation pursuant to Section 15.19(b), or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice, the Dispute shall be settled by arbitration conducted in Austin, Texas by a panel of three (3) arbitrators, which arbitration shall be conducted in accordance with the commercial arbitration rules and procedures then in effect of the American Arbitration Association, and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). Notwithstanding anything herein to the contrary, any party may, prior to the selection of the panel of arbitrators, petition any court of competent jurisdiction for a temporary restraining order or a preliminary injunction upon a showing of the requisites therefore (subject to the terms of this Agreement) in such court (this provision for court proceedings is intended to be limited to those cases in which emergency access to the court is necessary to prevent immediate and irreparable harm in the interim period until the panel of arbitrators can be constituted). The arbitration of such issues, including the written determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The panel of arbitrators shall be empowered to impose sanctions and to take such other actions as the panel of arbitrators shall deem necessary to the same extent a judge could pursuant to the Federal or Texas Rules of Civil Procedure and applicable law. Notwithstanding the foregoing, the panel of arbitrators shall not be authorized to award punitive damages with respect to any such claim or controversy, except to the extent such punitive damages are payable a third party, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in this Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the panel of arbitrators to be the prevailing party shall be paid by the party determined by the panel of arbitrators not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the panel of arbitrators. The parties shall instruct the panel of arbitrators to render their decision no later than ninety (90) days after the submission of the Dispute. Each party may serve upon the other request for production of documents as determined by the arbitrator. If disputes arise concerning these requests, the panel of arbitrators shall have complete and sole discretion to resolve such disputes. The panel of arbitrators shall give effect to statutes of limitation in determining any claim, and any controversy concerning whether an issue is arbitrable shall be determined by the panel of arbitrators. The panel of arbitrators shall follow applicable law in reaching a reasoned decision and shall deliver a written opinion setting forth findings of fact, conclusions of law, and the rationale for their decision.
(d)Confidentiality. Each party agrees to keep all Disputes and mediation and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation; provided, however, that judgment upon the decision rendered by the arbitrator may be entered in any court having competent jurisdiction.
15.20Tied House Law Restrictions.
(a)As a consequence of 27 C.F.R. Subpart C, including, without limitation, Sections 6.21, 6.31, and 6.32 thereof and similar applicable state or federal laws (whether in effect on the Effective Date or at any later date), the Class B Limited Partner and its Affiliates are restricted from directly or indirectly investing, or holding any investment or interest, in (collectively, together with the investments and activities that are restricted pursuant to Section 2(b) below, “Prohibited Investments”) (a) any real or personal property that is owned, occupied, or used by any wholesaler or retailer of alcoholic beverages, (b) any Person that is directly or indirectly involved in the wholesale or retail sale of alcoholic beverages (i.e., “non-supplier” tiers in the alcoholic beverage industry), or (c) other real or personal property that would cause or result in the violation of 27 C.F.R. Subpart C, including, without limitation, Sections 6.21, 6.31, and 6.32 thereof, or similar applicable state or federal laws, by the Class B Limited Partner or any of its Affiliates (collectively the “Tied House Laws”). For the purpose of example only, this would include (without limitation) any Person who has any interest (including, without limitation, as an owner, landlord or lessor, or lender) in any real or personal property, fixture, or equipment that is owned, occupied, or used by, a wholesale or retail seller of alcoholic beverages, including but not limited to, distributors, restaurants, hotels, bars, grocery stores, golf courses, liquor stores, etc.
(b)Based on the foregoing, General Partner and the Class A Limited Partner hereby covenant and agree that:
(i)neither the Partnership nor any subsidiary of the Partnership shall directly or indirectly make, acquire, or hold any investment that is, or is reasonably likely to constitute, a Prohibited Investment, in each case, as determined in the sole discretion of the Class B Limited Partner; and
(ii)no investment or activity of the Partnership or any subsidiary of the Partnership shall be in any way conditioned, directly or indirectly, on any requirement or understanding that any of the Partnership’s or any of its subsidiaries’ direct or indirect shareholders, partners, members, equity holders, managers, officers, directors, employees, or any of their respective Affiliates or family members purchase, promote or display any alcoholic beverages or refrain from purchasing any alcoholic beverages of a particular supplier and that the Partnership’s and its subsidiaries’ respective buying power is completely independent.
(c)The General Partner hereby represents to the Class B Limited Partner that neither the Partnership nor any of the Partnership’s direct or indirect subsidiaries (i) currently holds any Prohibited Investment or (ii) is engaged in any activity that would cause the Partnership or such subsidiary to be a Prohibited Investment.
(d)If, notwithstanding the foregoing, the General Partner, the Class A Limited Partner, or the Partnership or any of the Partnership’s subsidiaries obtains knowledge that the Partnership or any subsidiary of the Partnership directly or indirectly holds any investment or asset that is a Prohibited Investment or is directly or indirectly engaged in any activity that would reasonably likely cause the Partnership or such subsidiary to become a Prohibited Investment, then the General Partner and the Class A Limited Partner (i) shall promptly (and in any event within 10 days of obtaining such knowledge) notify the Class B Limited Partner in writing of such investment, asset, activity, or proposed activity, and (b) shall, and shall cause such subsidiary to, cooperate with the Class B Limited Partner to ensure that the Class B Limited Partner and its Affiliates comply and remain in compliance with the Tied House Laws (as determined by the Class B Limited Partner in its sole discretion), which, without limitation, may include, in the Class B Limited Partner’s sole discretion, causing the Partnership or such subsidiary to dispose of such investment or asset or cease such activity.
(e)The General Partner and the Class A Limited Partner hereby agree that the interpretation of the Tied House Laws and the requirements thereunder for purposes of this Agreement shall be determined by the Class B Limited Partner, in its sole discretion.
15.21Beneficial Ownership Information. Upon the General Partner’s request, each Partner must promptly, but within no more than five (5) business days after request, provide to the Partnership any information and documentation the General Partner reasonably deems necessary or advisable to obtain from such Partner in order for the Partnership to comply in a timely manner with the Partnership’s beneficial ownership information reporting obligations under the U.S. Corporate Transparency Act and implementing regulations, as amended (the “CTA”), including: (i) such Partner’s, or with respect to a Partner that is not a natural Person (an “Entity Partner”), each natural Person who, from time to time, directly or indirectly, owns or controls any ownership interest in the Partnership through such Entity Partner (an “Indirect Owner”), true and correct information and documentation as required by the CTA or the true and correct FinCEN Identifier (as defined in the CTA) assigned to them (collectively, “CTA Information”), and (ii) such information and documentation as may be necessary in order for the Partnership to determine whether such Partner or any of such Partner’s Indirect Owners are Beneficial Owners (as defined in the CTA) of the Partnership (collectively, “Beneficial Ownership Information”). Each Partner must notify the General Partner of any change (other than an immaterial change that could not reasonably be expected to affect who may be a Beneficial Owner of the Partnership), promptly but in any event within fifteen (15) business days of such change, in or to any CTA Information of such Partner or such Partner’s Indirect Owner previously provided by such Partner.
[Remainder of page intentionally left blank.]
[Signature pages follow.]

EXECUTED in multiple counterparts by the General Partner, the Class A Limited Partner, and the Class B Limited Partner executing this Agreement as of the Effective Date.

Address:    GENERAL PARTNER:

212 Lavaca Street, Suite 300    HOLDEN HILLS PHASE 2 GP, L.L.C., a Texas limited
Austin, Texas 78701    liability company

By:    /s/ Erin D. Pickens
Erin D. Pickens, Senior Vice President

[Limited Partner Counterpart Signature Pages Follow]

COUNTERPART SIGNATURE PAGE

TO PARTNERSHIP AGREEMENT

OF HOLDEN HILLS PHASE 2, L.P.
By execution of this counterpart signature page, the undersigned named limited partner hereby becomes the Class A Limited Partner of HOLDEN HILLS PHASE 2, L.P., a Texas limited partnership (the “Partnership”), pursuant to the Limited Partnership Agreement of the Partnership (the “Agreement”). The undersigned hereby agrees to be bound by all of the terms and conditions of the Agreement and authorizes the General Partner to attach this counterpart signature page to the Agreement and, when so attached with the signature pages of all of the Partners, such Agreement will constitute one and the same document as if all signatories had originally signed thereon.
Dated effective as of the Effective Date.

Address:    CLASS A LIMITED PARTNER:

212 Lavaca Street, Suite 300    STRATUS PROPERTIES OPERATING CO., L.P., a
Austin, Texas 78701    Delaware limited partnership

By:    STRS L.L.C., a Delaware limited liability company, General Partner

By:    Stratus Properties Inc., a Delaware corporation, Sole Member

    By:    /s/ Erin D. Pickens
Erin D. Pickens, Senior Vice
President

COUNTERPART SIGNATURE PAGE

TO LIMITED PARTNERSHIP AGREEMENT

OF HOLDEN HILLS PHASE 2, L.P.
By execution of this counterpart signature page, the undersigned named limited partner hereby becomes the Class B Limited Partner of HOLDEN HILLS PHASE 2, L.P., a Texas limited partnership (the “Partnership”), pursuant to the Limited Partnership Agreement of the Partnership (the “Agreement”). The undersigned hereby agrees to be bound by all of the terms and conditions of the Agreement and authorizes the General Partner to attach this counterpart signature page to the Agreement and, when so attached with the signature pages of all of the Partners, such Agreement will constitute one and the same document as if all signatories had originally signed thereon.
Dated effective as of the Effective Date.

Address:    CLASS B LIMITED PARTNER:

[***]     SWPD INVESTMENTS, LLC
[***]
Attention: [***]     By:    /s/ Class B Limited Partner listed on Exhibit A

EXHIBIT A

TO THE LIMITED PARTNERSHIP AGREEMENT
OF HOLDEN HILLS PHASE 2, L.P.
Partners’ Initial Capital Interests, Initial Voting Interests,
and Initial Capital Contributions

Partners	Initial Capital Interest	Initial Voting Interest	Initial Capital Contribution

General Partner:

Holden Hills Phase 2 GP, L.L.C.	0.1%	0.1%	$95,692.06(1)

Class A Limited Partner:

Stratus Properties Operating Co., L.P.	49.9%	49.9%	$47,750,337.94(1)

Class B Limited Partner:

SWPD Investments, LLC	50.0%	50.0%	$47,846,030.00(2)

Total:	100.0%	100.0%	$95,692,060.00

(1)    See Section 4.2(b) for the General Partner’s and Class A Limited Partner’s Initial Capital Contributions. The total net Initial Capital Contributions of the General Partner and the Class A Limited Partner is summarized as follows:

        Agreed Value of the Real Property and Personal Property      $95,692,060.00
        Less Initial Distribution to Class A Limited Partner        ($47,846,030.00)
    Net Initial Capital Contributions                     $47,846,030.00

(2)    Immediately available funds.
    Exhibit A

APPENDIX A
Capital Accounts,
Allocations of Profits and Losses and
Other Tax Matters

    Appendix A – 1

ARTICLE I.
DEFINITIONS; CONSTRUCTION
Section 1.1 Definitions. As used in this Appendix A (this “Tax Exhibit”), the following capitalized terms shall have the meanings set forth below:
“Adjusted Capital Account” means the Capital Account established and maintained for each Partner, as the same is specially computed after giving effect to the following adjustments:
    (a)    Credit to such Partner’s Capital Account any amounts which such Partner is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and
    (b)    Debit to such Partner’s Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.
“Affected Tax Return” has the meaning set forth in Section 4.3(b)(iii).
“Agreed Value” means (a) in the case of contributions or distributions of cash, the amount thereof and (b) in the case of any contributions or distributions of Property other than in the form of cash, the fair market value of that Property as reasonably determined by the General Partner and the applicable Limited Partner.
“Allocated Share” has the meaning set forth in Section 4.3(e).
“Allocation Year” means (a) the period commencing on the date the Partnership is first classified as a partnership for U.S. federal income tax purposes and ending on December 31 of the year that includes such date, (b) any subsequent 12-month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (a) or (b) for which the Partnership is required to allocate Profit, Loss and other items of Partnership income, gain, loss or deduction for U.S. federal income tax purposes, unless the Partnership is required by Section 706 of the Code to use a different taxable year (as defined in Section 7701(a)(23)), in which case “Allocation Year” shall mean such different taxable year (or relevant portion thereof).
“Built-In Gain” means with respect to any Property (a) the excess of the Agreed Value of any Contributed Property over its adjusted basis for U.S. federal income tax purposes as of the time of contribution and (b) in the case of any adjustment to the Gross Asset Value of any Property pursuant to the definition of Gross Asset Value, the Unrealized Gain with respect to that Property.
“Built-In Loss” means with respect to any Property (a) the excess of the adjusted basis for U.S. federal income tax purposes of any Contributed Property over its Agreed Value as of the time of contribution and (b) in the case of any adjustment to the Gross Asset Value of any Property pursuant to the definition of Gross Asset Value, the Unrealized Loss with respect to that Property.
“Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:
    Appendix A – 2

    (a)    to each Partner’s Capital Account there shall be credited (i) such Partner’s Capital Contributions, (ii) such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Section 3.1 or Section 3.2, and (iii) to the extent not taken into account in determining the amount of such Partner’s Capital Contributions under clause (i) above, the amount of any Partnership liabilities assumed by such Partner or that are secured by any Property distributed to such Partner; provided, that the principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(d)(2);
    (b)    to each Partner’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of the Agreement, (ii) such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Section 3.1 or Section 3.2, and (iii) the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership;
    (c)    in the event Interests are transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Interests that are transferred; and
    (d)    in determining the amount of any liability for purposes of clauses (a) and (b) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.
The foregoing provisions and the other provisions of this Tax Exhibit relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Treasury Regulations, the General Partner may make such modification upon advice of the Partnership’s tax advisor. The General Partner also shall (A) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (B) make any appropriate modifications in the event unanticipated events might otherwise cause this Tax Exhibit not to comply with Treasury Regulations Section 1.704-1(b). The General Partner shall provide the Partners with written notice of any such adjustments or modifications.
“Capital Contribution” means, for purposes of this Tax Exhibit, the contribution of Contributed Property and the amount of such contribution shall be the Agreed Value of such Contributed Property net of the principal amount of any indebtedness or any other liability, whether assumed by the Partnership or to which the Contributed Property is subject.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consolidated Group” has the meaning set forth in Section 4.4.
    Appendix A – 3

“Contributed Property” means any Property contributed by a Partner to the capital of the Partnership with respect to an Interest.
“Depreciation” means, for each Allocation Year or other period, an amount equal to the depreciation, amortization (including pursuant to Sections 195, 197 and 709 of the Code), or other cost recovery deduction allowable with respect to a Property for such period for U.S. federal income tax purposes, except that (a) with respect to a Property whose Gross Asset Value differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other Property whose Gross Asset Value differs from its adjusted tax basis at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
“Designated Individual” has the meaning given to such term in Treasury Regulations Section 301.6223-1(b)(3).
“Election Out” has the meaning set forth in Section 4.3(b)(i).
“Former Partner” means any Person that held an Interest as a partner but has ceased to be a Partner.
“Gross Asset Value” means, with respect to any Property, the Property’s adjusted basis for U.S. federal income tax purposes, except as follows:
    (a)     the initial Gross Asset Value of any Property contributed by a Partner to the Partnership shall be the Agreed Value;
    (b)    immediately prior to the occurrence of a Revaluation Event, the Gross Asset Values of all Properties shall be adjusted to equal their respective fair market values (taking Section 7701(g) of the Code into account), as determined by the General Partner; provided, however, if any Noncompensatory Option is outstanding upon the occurrence of a Revaluation Event, Gross Asset Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
    (c)    the Gross Asset Value of any Property distributed to any Partner shall be adjusted to equal the fair market value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution, as such fair market value is reasonably determined by the General Partner; and
    (d)    the Gross Asset Values of each Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Section 734(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Profit” and “Loss”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent an adjustment pursuant to clause (b) above is required
    Appendix A – 4

in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
If the Gross Asset Value of a Property has been determined or adjusted pursuant to clause (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property, for purposes of computing Profits and Losses.
“Imputed Underpayment Modifications” has the meaning set forth in Section 4.3(d).
“Indemnifying Partner” has the meaning set forth in Section 4.3(e).
“IRS” means the United States Internal Revenue Service.
“Noncompensatory Option” has the meaning given such term in Treasury Regulations Section 1.721-2(f).
“Nonrecourse Liability” has the meaning given such term in Treasury Regulations Section 1.704-2(b)(3).
“Partner Minimum Gain” has the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2), and will be computed as provided in Treasury Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Debt” has the meaning given such term in Treasury Regulations Section 1.704-2(b)(4).
“Partner Nonrecourse Deductions” has the meaning given such term in Treasury Regulations Section 1.704-2(i).
“Partnership Level Taxes” has the meaning set forth in Section 4.3(d).
“Partnership Minimum Gain” has the meaning given such term in Treasury Regulations Section 1.704-2(b)(2), and will be computed as provided in Treasury Regulations Section 1.704-2(d).
“Partnership Representative” has the meaning set forth in Section 4.3(a).
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any applicable Treasury Regulations and other IRS guidance issued thereunder or successor provisions.
“Profit” and “Loss” means, for each Allocation Year or other period, an amount equal to the Partnership’s U.S. federal taxable income or loss, respectively, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:
    (a)    any income of the Partnership exempt from U.S. federal income tax and not otherwise taken into account in computing taxable income or loss will be added to such taxable income or loss;
    (b)    any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to
    Appendix A – 5

Treasury Regulations Section l.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted from such taxable income or loss;
    (c)    in the event the Gross Asset Value of any Property is adjusted pursuant to clauses (b) or (c) of the definition of “Gross Asset Value”, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the Property) from the disposition of such Property and shall be taken into account for purposes of computing Profits or Losses;
    (d)    gain or loss resulting from any disposition of any Property with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
    (e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Allocation Year or other period, computed in accordance with the definition of Depreciation;
    (f)    to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interests, the amount of such adjustment shall be treated either as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;
    (g)    any fees and other expenses incurred by the Partnership to promote the sale of (or to sell) an Interest that can neither be deducted nor amortized under Section 709 of the Code will be treated as an item of deduction; and
    (h)    excluding any items specially allocated pursuant to Section 3.1 or Section 3.2.
The amounts of the items of income, gain, loss, or deduction available to be specially allocated pursuant to Section 3.1 and Section 3.2 shall be determined by applying rules analogous to those set forth in clauses (a) through (g) above.
“Push Out Election” has the meaning set forth in Section 4.3(b)(vi).
“Reporting Partner” has the meaning set forth in in Section 4.4.
“Revaluation Event” means each of the following events: (a) the contribution of money or other Property (other than a de minimis amount) by any Person, including an existing Partner, to the capital of the Partnership in respect of an Interest; (b) the grant of an Interest (other than a de minimis amount) as consideration for the provision of services to or for the benefit of the Partnership by any Person, including an existing Partner, or by a new Partner acting in a member capacity or in anticipation of becoming a member; (c) the distribution of money or other Property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an Interest; (d) the liquidation of the Partnership; (e) the acquisition of an Interest upon the exercise of a Noncompensatory Option in accordance with Treasury
    Appendix A – 6

Regulations Section 1.704-1(b)(2)(iv)(s), or (f) such other times as the General Partner determines necessary or advisable in order to comply with Treasury Regulations Sections 1.704- 1(b) and 1.704-2.
“Unrealized Gain” means, with respect to any Property, the excess of the Agreed Value of that Property as of that date of determination over the Gross Asset Value of that Property as of that date of determination.
“Unrealized Loss” means, with respect to any Property, the excess of the Gross Asset Value of that Property as of that date of determination over the Agreed Value of that Property as of that date of determination.
Section 1.2 Construction. Unless the context otherwise requires, references to Articles and Sections (other than in connection with the Code, the Agreement or the Treasury Regulations) refer to Articles and Sections of this Tax Exhibit. Capitalized terms that are not defined in this Tax Exhibit shall have the meanings assigned to them in the Agreement.
ARTICLE II.
CAPITAL ACCOUNTS
Section 2.1 Capital Accounts. A separate Capital Account shall be maintained for each Partner. Each Partner shall have a single Capital Account that reflects all of such Partner’s Interests, regardless of class or the time or manner in which acquired.
Section 2.2 Deficit Capital Accounts. No Partner shall be required to pay to the Partnership, to any other Partner or to any third party any deficit which may exist from time to time in such Partner’s Capital Account, including upon dissolution of the Partnership.
ARTICLE III.
ALLOCATIONS OF PROFIT AND LOSS
Section 3.1 Basic Allocations. After applying Section 3.2, and after adjusting for all Capital Contributions and distributions made during the Allocation Year, the Partnership shall allocate Profits, Losses and, to the extent necessary, individual items of income, gain, loss or deduction, for each Allocation Year in a manner such that, after such allocations have been made, the balance of each Partner’s Capital Account, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the amount that would be distributed to such Partner if (i) the Partnership were to sell all of its Properties for an amount of cash equal to their Gross Asset Values (determined, for the avoidance of doubt, without any adjustment on account of the deemed liquidation described in this sentence), (ii) all Partnership liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and (iii) the remaining cash was distributed in accordance with Section 6.4(d) of the Agreement to the Partners, minus (b) the sum of (i) such Partner’s share of Partnership Minimum Gain and such Partner’s Partner Minimum Gain, each as computed immediately prior to the hypothetical sale of assets described in clause (a), and (ii) the amount, if any, that such Partner is obligated (or deemed obligated) to contribute, in its capacity as a partner, to the Partnership immediately after the hypothetical sale of the Properties described in clause (a).
Section 3.2    Special Allocations. If the requisite stated conditions or facts are present, the following special allocations shall be made in the following order and priority:
    Appendix A – 7

    (a)    Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Partner pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Partner pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Partner shall be specially allocated items of income and gain (consisting of a pro rata portion of each item of income and gain) in an amount and in the manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in such Partner’s Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible; provided, that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that such Partner would have a deficit in such Partner’s Adjusted Capital Account after all other allocations provided in this Section 3.2 have been tentatively made as if this Section 3.2(c) were not a part of this Agreement. This Section 3.2(c) is intended to be a “qualified income offset” as that term is used in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(d)    Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704- 2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE III have been made as if Section 3.2(c) and this Section 3.2(d) were not in this Tax Exhibit.
(e)    Nonrecourse Deductions. Nonrecourse deductions (as defined and determined under Sections 1.704-2(b)(1) and (c) of the Treasury Regulations) shall be specially allocated between the Partners in accordance with the Partners’ interests in the Partnership (defined in the same manner as the “partners’ interests in the partnership” as used in Sections 1.704-2(b)(1) and
    Appendix A – 8

(e) of the Treasury Regulations). To the extent permitted under Section 1.704-2 of the Treasury Regulations, nonrecourse deductions shall be allocated in the manner in which loss and deduction is allocated under Section 3.1 as applicable in the Allocation Year in which the nonrecourse deductions are being allocated. This provision is intended to comply with Sections 1.704-2(b) and (e) of the Treasury Regulations and shall be applied consistently therewith.
(f)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
(g)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such property) and such gain or loss will be specially allocated among the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Treasury Regulations Section 1.704- 1(b)(2)(iv)(m).
Section 3.3    Tax Allocations.
(a)    The Partnership shall, except to the extent such item is subject to allocation pursuant to Section 3.3(b) below, allocate each item of income, gain, loss, deduction, and credit, for U.S. federal income tax purposes, in the same manner as such item was allocated for purposes of maintaining the Partners’ Capital Accounts.
(b)    The Partnership, for U.S. federal income tax purposes, shall allocate items of income, gain, loss, depreciation, cost recovery, and amortization deductions attributable to any Contributed Property with a Built-In Gain or Built-In Loss pursuant to Section 704(c) of the Code using any method permitted pursuant to Treasury Regulations Section 1.704-3, as determined by the General Partner; provided, that the Partnership shall elect to use the “traditional method” described in Treasury Regulations Section 1.704-3(b) with respect to any Property contributed (or deemed contributed for U.S. federal income tax purposes) to the Partnership on the Effective Date. Similar allocations shall be made in the event the Gross Asset Value of Partnership Properties subject to depreciation, cost recovery, or amortization are adjusted pursuant to the definition of “Gross Asset Value.” If an existing Partner acquires additional Interests, such allocations shall apply only to the extent of its additional Interests. No allocation under Section 704(c) of the Code shall be charged or credited to a Partner’s Capital Account.
Section 3.4    Other Allocation Rules. Profit, Loss and any other items of income, gain, loss, or deduction shall be allocated to the Partners pursuant to this ARTICLE III as of the last day of each Allocation Year; provided, that Profit, Loss, and such other items shall also be allocated at such times as the Gross Asset Value of any Property is adjusted pursuant to the definition of “Gross Asset Value” in Section 1.1. For purposes of determining Profit, Loss, or any other items allocable to any period, Profit, Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder. The Partners are aware of the income tax consequences of the allocations made by this ARTICLE III and hereby agree to be bound by the provisions of this ARTICLE III in reporting their shares of Partnership income and loss for income tax purposes, except to the extent otherwise required by law.
    Appendix A – 9

Section 3.5    Allocations on Transfers. If any Interest is transferred during any Allocation Year in compliance with the provisions of the Agreement, Profits, Losses, each item thereof, and all other items attributable to the transferred Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Allocation Year in accordance with Section 706(d) of the Code, using any methods and conventions permitted by Treasury Regulations Section 1.706-4 that is selected by the General Partner. Solely for purposes of making such allocations, the Partnership shall recognize such Transfer as of time that such Transfer is deemed to occur under Treasury Regulations Section 1.706-4, even if such Transfer is deemed to occur prior to or after the actual Transfer. Notwithstanding any provision of this Agreement to the contrary, this Section 3.5 is intended to be and shall be interpreted as an “agreement of the partners” (within the meaning of Treasury Regulations Section 1.706-4(f)) that the General Partner is authorized to select the methods, conventions, and additional extraordinary items within the meaning of Treasury Regulations Sections 1.707-4(a)(3)(iii), (c)(3), (d), and (e)(2)(ix) for purposes of determining the transferor’s and transferee’s distributive shares of the Partnership’s Profits, Losses, each item thereof, and all other items attributable to the transferred Interest.
ARTICLE IV.
OTHER TAX MATTERS
Section 4.1    Tax Returns.
(a)    The General Partner shall cause the Partnership to prepare and timely file (including extensions) all tax returns required to be filed by the Partnership pursuant to the Code and all other tax returns required in each jurisdiction in which the Partnership does business. Each Partner shall furnish to the Partnership all pertinent information in its possession relating to the Partnership’s operations that is necessary to enable the Partnership’s tax returns to be timely prepared and filed.
(b)    The General Partner shall use reasonable efforts to cause the Partnership to furnish to each Partner all information with respect to the Partnership necessary for the preparation of such Partner’s U.S. federal, state and local income tax returns or reasonable estimates thereof within ninety (90) days after the end of each Allocation Year. Except to the extent otherwise required by law or otherwise permitted by the Agreement or this Tax Exhibit, each Partner shall take reporting positions on their respective income tax returns consistent with the positions determined for the Partnership and reported to each Partner on the Schedule K-1 issued by the Partnership to such Partner.
Section 4.2    Tax Elections.
The Partnership shall make the following elections on the appropriate tax returns:
(a)    to adopt the calendar year as the Partnership’s Allocation Year to the extent permitted by Section 706 of the Code;
(b)    to elect to deduct the organizational expenses of the Partnership as permitted by Section 709(b) of the Code;
(c)    to elect to deduct the start-up expenditures of the Partnership as permitted by Section 195(b) of the Code;
    Appendix A – 10

(d)    if requested by a Partner, to make an election under Section 754 of the Code and the Treasury Regulations promulgated thereunder to adjust the bases of the Partnership’s Properties under Sections 734 and 743 of the Code; and
(e)    any other election the General Partner deems appropriate and in the best interest of the Partnership.
Neither the Partnership nor any Partner may make an election for the Partnership to be classified as an association taxable as a corporation for U.S. federal income tax purposes or to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or similar provisions of applicable state law, and no provision of the Agreement or this Tax Exhibit shall be construed to sanction or approve any such election.
Section 4.3    Tax Controversies.
(a)    Partnership Representative & Designated Individual. The General Partner shall be designated as the “partnership representative” (within the meaning of Section 6223(a) of the Partnership Tax Audit Rules) of the Partnership (the “Partnership Representative”), and the General Partner shall designate the Designated Individual. In accordance with the Partnership Tax Audit Rules and to the extent provided therein, the General Partner shall have the authority to remove and replace each of the Partnership Representative and the Designated Individual and designate its or his successor. To the extent the General Partner deems necessary, each Partner shall take all actions required to cause such designations and removals to be effective under the Partnership Tax Audit Rules.
(b)    Authority. Except as provided in this Tax Exhibit, the Partnership Representative and the Designated Individual shall have the power and authority granted to each in such capacities under the Partnership Tax Audit Rules, and each shall exercise (and the Designated Individual, if any, shall cause the Partnership Representative to exercise) such power and authority in a manner consistent with the Agreement, including this Tax Exhibit. If the Partnership Representative is a Person other than the Partnership, then neither the Partnership Representative nor the Designated Individual, individually or on behalf of the Partnership Representative, shall take the following actions without the prior consent of the General Partner and shall take such actions as directed by the General Partner:
(i)    Election Out. Make the election provided by Section 6221(b) of the Partnership Tax Audit Rules to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).
(ii)    Engage Advisors and Experts. Engage accountants, legal counsel, or experts to assist the Partnership Representative and the Designated Individual in discharging their duties hereunder at the expense of the Partnership.
(iii)    Extend the Statute of Limitations. Enter into any agreement with the IRS to extend the period for assessing any U.S. federal income tax that is attributable to any item that may be the subject of an audit of a U.S. federal income tax return of the Partnership (an “Affected Tax Return”).
(iv)    Settlements. Settle any audit or agree to a notice of final partnership adjustment with respect to any Affected Tax Return with the IRS concerning the adjustment of any Partnership item.
    Appendix A – 11

(v)    Litigation. Commence or settle any Tax Court case or other judicial or administrative proceeding with respect to any Affected Tax Return.
(vi)    Push Out Election. Make the election provided in Section 6226 of the Partnership Tax Audit Rules (the “Push Out Election”) with respect to an “imputed underpayment” described in Section 6225(b) of the Partnership Tax Audit Rules. To request such consent, the Partnership Representative shall, as soon as reasonable practicable, provide a notice to the General Partner explaining in reasonable detail the reasons for proposing such action and the date such action is proposed to be to be taken. If the requested consent has not been granted or denied before the date such action is proposed to be taken as set forth in such notice, the Partnership Representative may take such action on such date, and if such action is taken, the Partnership Representative shall promptly provide notice thereof to the General Partner.
(c)    Notice; Submissions. The Partnership Representative shall (i) inform the Partners of all significant matters that may come to its attention in its capacity as the Partnership Representative and shall forward to the Partners copies of all significant written communications it may receive in that capacity within 10 business days of receiving the same and (ii) provide the Partners with drafts of significant written communications prior to the submission thereof with the IRS or any court, including protests, court filings, or settlement agreements, with a reasonable opportunity for the Partners to review and provide comments thereon. Any such written communication shall not be submitted or filed with the IRS or any court until approved by the Partners unless the Partnership Representative (or Designated Individual on behalf of the Partnership Representative) (i) reasonably determines that it must make such submission or filing to comply with the Partnership Tax Audit Rules, including to meet time limitations for making such submission or filing; (ii) reasonably determines that making such submission or filing is in the aggregate best interest of the Partnership; and (iii) the Partnership Representative notifies the Partners that such submission or filing has been or will be made, provides copies thereof, and provides reasonably sufficient detail explaining its reasons for making such submission or filing without obtaining such approval.
(d)    Imputed Underpayment Modifications. The Partnership Representative shall use its reasonable efforts to (i) make any modifications available under Section 6225(c) of the Partnership Tax Audit Rules (“Imputed Underpayment Modifications”) that would reduce any imputed underpayment, interest, penalty, addition to tax, or additional amount that could be assessed and collected from the Partnership under the Partnership Tax Audit Rules (“Partnership Level Taxes”), and (ii) if requested by a Partner or Former Partner, provide to such Partner or Former Partner information allowing such Partner or Former Partner to file an amended U.S. federal income tax return (as described in Section 6225(c)(2) of the Partnership Tax Audit Rules) to the extent that such amended return and payment of any related U.S. federal income taxes would reduce the Partnership Level Taxes payable by the Partnership. Each Partner and Former Partner agrees to promptly provide the Partnership Representative with information reasonably requested by the Partnership Representative in order for it to submit Imputed Underpayment Modifications to the IRS on a timely basis.
(e)    Allocation of Imputed Underpayment. Notwithstanding any provision of the Agreement or this Tax Exhibit to the contrary, Partnership Level Taxes shall be treated as attributable to the Partners and Former Partners, and the General Partner, in consultation with the Partnership Representative, shall allocate the burden of any such Partnership Level Taxes to those Partners and Former Partners to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of the Imputed
    Appendix A – 12

Underpayment Modifications that are properly attributable to each Partner or Former Partner (with respect to each Partner or Former Partner, its “Allocated Share”). With respect to the Allocated Shares of the Partners for each applicable Allocation Year, the General Partner shall cause each Partner or Former Partner to economically bear its Allocated Share by either (i) requiring each Partner or Former Partner to pay to the Partnership an amount equal to its Allocated Share or (ii) deducting from the amounts next distributable to such Partner pursuant to the Agreement an amount equal to its Allocated Share; provided, that, if the amount of such Partner’s Allocated Share exceeds the amount of such aggregate reductions at the time of the dissolution and winding up of the Partnership pursuant to the Agreement, such Partner shall pay to the Partnership an amount equal to such excess prior to the final distribution pursuant to Article 14 of the Agreement. Except as otherwise required by law, the Partners, Former Partners, and the Partnership intend for U.S. federal income tax purposes that (i) the payment of the Partnership Level Taxes by the Partnership be treated as an expense that will be reimbursed by the Partners and Former Partners in proportion to their Allocated Shares; (ii) the payment of each Partner’s or Former Partner’s Allocated Share to the Partnership be treated as a reimbursement of such expense; and (iii) if, rather than making a payment to the Partnership, a Partner’s distributions are reduced to pay such Partner’s Allocated Share, then such Partner shall be treated as receiving a distribution and then reimbursing the Partnership for its Allocate Share with such distribution at the time distributions otherwise payable to such Partner are offset pursuant to this Section 4.3(e). To the fullest extent permitted by applicable law, each Partner and Former Partner (the “Indemnifying Partner”) hereby agrees to indemnify and hold harmless the Partnership and the other Partners and Former Partners from and against the nonpayment of the Indemnifying Partner’s Allocated Share.
(f)    Reimbursement; Indemnification. Any reasonable cost or expense incurred by the Partnership Representative (if other than the Partnership) or Designated Individual in connection with its or his duties in such capacity shall be paid by the Partnership, and the Partnership shall promptly reimburse the Partnership Representative (if other than the Partnership) and Designated Individual for their respective reasonable out-of-pocket costs and expenses incurred in such capacities, including travel expenses and the costs and expenses incurred to engage accountants, legal counsel, or experts to assist the Partnership Representative and the Designated Individual in discharging their duties hereunder to the extent such engagements were approved, if required, pursuant to Section 4.3(b)(ii). The Partnership shall indemnify, defend, and hold the Partnership Representative (if other than the Partnership) and the Designated Individual harmless for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with its serving in that capacity.
(g)    Partners. Each Partner agrees to provide information, documents, self-certifications, tax identification numbers, tax forms, and verifications thereof, that the Partnership Representative or the Designated Individual reasonably requests in connection with fulfilling its duties contemplated in this Section 4.3, including such information needed to make the Election Out and the Push Out Election or an audit or a final adjustment of the Partnership by a taxing authority.
(h)    State & Local Taxes. In connection with any state or local income or franchise tax audit that incorporates rules similar to the Partnership Tax Audit Rules, the rules, principles, and procedures of this Section 4.3 shall apply to such taxes, mutatis mutandis, and references to the Code or Treasury Regulations in this Section 4.3 shall be deemed to refer to corresponding provisions that may become applicable under state or local income or franchise tax statutes and regulations.
    Appendix A – 13

(i)    Survival. The provisions of this Section 4.3 shall survive the termination of any Partner’s interest in the Partnership and shall remain binding on the Partnership, the Partners, and Former Partners for so long as necessary to resolve with the IRS any and all matters regarding the U.S. federal income taxation of the Partnership, the Partners, and Former Partners with respect to Affected Tax Returns.
Section 4.4 Consolidated Reporting. If the Partnership is treated as a member of a consolidated, combined, or unitary group for tax purposes with any Partner or an Affiliate thereof (a “Consolidated Group”), such Partner (the “Reporting Partner”) shall cause one of the members of such Consolidated Group other than the Partnership to be the reporting or parent entity for any tax return of such Consolidated Group and pay the tax liability due with respect to such Consolidated Group. The Partners agree that the Partnership shall promptly reimburse the Reporting Partner for any Applicable Tax (defined below) paid by or on behalf of the Reporting Partner or any other member of such Consolidated Group; provided, however, that the Partners agree that (a) any such Applicable Tax shall be considered as paid on behalf of the Partnership for U.S. federal income tax purposes, (b) except as provided in clause (c) below, the Partnership shall deduct for U.S. federal income tax purposes 100% of the Applicable Tax, and (c) in the event that it is determined, pursuant to a determination as defined in Section 1313 of the Code, that all or a portion of such deduction may be properly claimed by the Reporting Partner, its Affiliate, or any other member of the Consolidated Group, but not the Partnership, the Partnership shall reimburse the Reporting Partner only for the after-tax cost of such payment of Applicable Tax. With respect to any tax of a Consolidated Group of which the Partnership is a member, the “Applicable Tax” shall be equal to the tax of the Consolidated Group that the Partnership would have paid if it had computed its tax liability for the applicable period on a separate entity basis (rather than as a member of the Consolidated Group). Except as provided in this Section 4.4 with respect to the amount of such Consolidated Group’s tax that the Partnership is required to reimburse the Reporting Partner, the Reporting Partner shall indemnify and hold the Partnership harmless from and against any and all taxes of the Consolidated Group.

    Appendix A – 14

APPENDIX B

TO THE LIMITED PARTNERSHIP AGREEMENT
OF HOLDEN HILLS PHASE 2, L.P.
Definitions

“Act” is defined in Section 12.1(d).
“Additional Capital Contributions” is defined in Section 4.3(c)(ii).
“Additional Capital Contribution Notice” is defined in Section 4.3(c)(ii).
“Additional Capital Contribution Offering Period” is defined in Section 4.3(c)(ii).
“Additional Capital Contribution Funding Notice” is defined in Section 4.3(c)(ii).
“Additional Offered Interests” is defined in Section 4.10(a).
“Affiliates” means a Partner and any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, or, in the case of a corporation, any entity succeeding to the interest of such corporation, provided that not less than fifty-one percent (51%) of the ownership interest in such entity is held by one or more Persons who had held a majority interest in such corporation As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. “Affiliate” shall also include the spouse, parents, children, grandchildren, and siblings of an Affiliate, a Partner or his or her spouse, as well as a trust, family partnership, limited liability company, or other entity whose primary beneficiaries or owners are the family members described herein.
“Agreed Asset Value” is defined in Section 13.2(c).
“Agreed Initial Value” is defined in Section 4.2(d).
“Agreement” is defined in the Introductory Paragraph.
“Annual Revised Business Plan” is defined in Section 7.16(a).
“Annual Revised Operating Budget” is defined in Section 7.16(b).
“Annual Revised Project Budget” is defined in Section 7.16(c).
“Applicable Rate” is defined in Section 6.5.
“Appraisal Notice” is defined in Section 13.2(c).
“Asset Management Agreement” is defined in Section 7.10(a).
“Asset Management Fees” is defined in Section 7.10(a).
    Appendix B - 1

“Bankruptcy” means the filing of a voluntary or involuntary petition for relief as to any Person as debtor or bankrupt under the Bankruptcy Code of 1978, as amended, or a successor statute thereto (except if such petition is contested by such Person), or the filing by such Person or by another of a petition or application to declare the insolvency of such Person or for the appointment of a receiver or a trustee for such Person or a substantial part of such Person’s assets; provided, however, if such proceeding is commenced by another, such Person must indicate such Person’s approval of such proceeding, consent thereto or acquiesce therein, or fail to have such proceeding dismissed within one hundred twenty (120) days after such Person files a petition for relief under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against such Person under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within ninety (90) days after the filing thereof, or an order for relief naming such Person is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such Person.
“Beneficial Ownership Information” is defined in Section 5.21.
“Business” is defined in Section 2.1.
“Business Plan” is defined in Section 7.16(a).
“Buy/Sell Closing” is defined in Section 8.4(f).
“Buy/Sell Closing Date” is defined in Section 8.4(f).
“Buy/Sell Election Period” is defined in Section 8.4(c).
“Buy/Sell Offer Notice” is defined in Section 8.4(a).
“Buy/Sell Purchase” is defined in Section 8.4(f).
“Buy/Sell Purchaser” is defined in Section 8.4(f).
“Buy/Sell Right” is defined in Section 8.4(a).
“Buy/Sell Seller” is defined in Section 8.4(f).
“Capital Commitment” or “Capital Commitments” is defined in Section 4.3(b)(i).
“Capital Commitment Call” is defined in Section 4.3(b)(i).
“Capital Commitment Call Notice” is defined in Section 4.3(b)(i).
“Capital Commitment Shortfall” is defined in Section 4.3(b)(ii).
“Capital Contributions” is defined in Section 4.2(a).
“Capital Interests” or “Capital Interest” is defined in Section 4.1(a).
“Cause Event” is defined in Section 7.12.
    Appendix B - 2

“Certificate of Formation” is defined in Section 1.4.
“Change of Control” is defined in Section 8.1.
“Class A Guarantor” is defined in Section 4.3(b)(iii).
“Class A Limited Partner” is defined in the Introductory Paragraph.
“Class B Limited Partner” is defined in the Introductory Paragraph.
“Computed Value” is defined in Section 13.2(b).
“Consent Request Notice” is defined in Section 7.4.
“Contributing Partners” is defined in Section 4.8.
“Contribution Agreement” is defined in Section 1.9.
“Credit Guarantor” is defined in Section 4.3(d).
“CTA” is defined in Section 5.21.
“CTA Information” is defined in Section 5.21.
“Deadlock” is defined in Section 7.4.
“Deadlock Notice” is defined in Section 7.4.
“Dedicated ROW Real Property” is defined in Section 2.1.
“Development Management Agreement” is defined in Section 7.10(b).
“Direct Transfer” is defined in Section 8.1.
“Disclosure Breach” is defined in Section 7.15(b)(iv).
“Dispute” is defined in Section 15.19(a).
“Dispute Notice” is defined in Section 15.19(a).
“Distribution Interests” or “Distribution Interest” is defined in Section 4.1(a).
“Effective Date” is defined in the Introductory Paragraph.
“Election Notice” is defined in Section 4.10(b).
“Electronic Signature” is defined in Section 15.9.
“Entity Partner” is defined in Section 5.21.
“Event of Default” is defined in Section 13.1.
    Appendix B - 3

“Fee Real Property” is defined in Section 2.1.
“Filing Date” is defined in the Recitals.
“Firm” is defined in Section 12.4.
“Funding Deficit” is defined in Section 4.3(c)(i).
“Fundamental Decisions” is defined in Section 7.4.
“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession. The foregoing shall not be intended to include the requirement that footnotes be included in financial statements.
“General Partner” is defined in the Introductory Paragraph.
“General Interest Rate” is defined in Section 4.5(a).
“Guarantor” or “Guarantors” is defined in Section 7.13.
“Guarantor Releases” is defined in Section 7.13.
“Guaranty Payment” is defined in Section 4.3(d).
“Holden Hills Partnership” is defined in Section 1.10.
“Indemnified Losses” is defined in Section 7.11(a).
“Indemnified Parties” is defined in Section 8.4(f).
“Indirect Owner” is defined in Section 15.21.
“Indirect Transfer” is defined in Section 8.1.
“Initial Business Plan” is defined in Section 7.16(a).
“Initial Capital Contributions” is defined in Section 4.2(a).
“Initial Distribution to the Class A Limited Partner” is defined in Section 4.2(c).
“Initial Operating Budget” is defined in Section 7.16(b).
“Initial Project Budget” is defined in Section 7.16(c).
“Initiating Partner” is defined in Section 8.4(a).
“Interest” or “Interest(s)” is defined in Section 4.1(a).
    Appendix B - 4

“Lender” is defined in Section 2.3.
“Limited Partners” or “Limited Partner” is defined in the Introductory Paragraph.
“Limited Partner Indemnified Parties” means the Limited Partners, and their respective Affiliates and members, partners, officers, directors, employees, agents, stockholders and legal representatives.
“Loan Offering Period” is defined in Section 4.5(b).
“Major Decision” or “Major Decisions” is defined in Section 7.4.
“Mandatory Expenditures” is defined in Section 4.3(b)(i).
“Net Cash Flow” is defined in Section 6.1.
“Non-Contributing Partner” is defined in Section 4.8.
“Offer Amount” is defined in Section 8.4(a).
“Offer Terms” is defined in Section 8.4(a).
“Offering Notice” is defined in Section 4.10(a).
“Operating Budget” is defined in Section 7.16(b).
“Operating Loan(s)” is defined in Section 4.5(a).
“Operating Loan Funding Notice” is defined in Section 4.5(b).
“Operating Loan Offer Notice” is defined in Section 4.5(b).
“Partner” or “Partners” is defined in the Introductory Paragraph.
“Partnership” is defined in the Introductory Paragraph.
“Partnership Indemnified Parties” means the General Partner and its Affiliates (other than the Class A Limited Partner) and the members, partners, officers, directors, employees, agents, stockholders and any Person who serves at the specific request of the General Partner on behalf of the Partnership as a member, partner, officer, director, employee or agent of any other Person.
“Permitted Assignee” is defined in Section 8.2(c).
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, trust, estate, custodian, trustee, executor, administrator, nominee, representative, unincorporated organization, sole proprietorship, employee benefit plan, tribunal, governmental entity, department, or agency, or other entity.
“Personal Property” is defined in Section 4.2(b)(i).
“Proceeding” is defined in Section 7.11(b).
    Appendix B - 5

“Prohibited Investments” is defined in Section 15.20(a).
“Project” or “Projects” is defined in Section 2.2.
“Project Budget” is defined in Section 7.16(c).
“Property” is defined in Section 2.1.
“Proprietary Information” is defined in Section 7.15(a).
“Proposed Valuations” is defined in Section 13.2(c).
“Prospective Investor” means any Person who the Partnership, a Partner, or their respective Representatives have substantive discussions with after the Effective Date about investing in the Partnership or a Partner.
“Prospective Lender” means any Person who the Partnership, a Partner, or their respective Representatives have substantive discussions with after the Effective Date about loaning funds to the Partnership or a Partner.
“Published NAV” is defined in Section 10.3(b).
“Qualified Transferee” is defined in Section 8.3(a).
“Real Property” is defined in Section 2.1.
“Receipt Amount” is defined in Section 8.4(b).
“Recent Project Costs” is defined in Section 4.2(b)(ii).
“Redemption Notice” is defined in Section 13.2(a).
“Remaining Funding Deficit” is defined in Section 4.3(c)(i).
“Remaining Payment Amount” is defined in Section 4.2(e).
“Removal Notice” is defined in Section 7.12.
“Represented Parties” is defined in Section 12.4.
“Representatives” is defined in Section 7.15(b)(iv).
“Responding Partner” is defined in Section 8.4(a).
“ROFR Interest” is defined in Section 8.3(b).
“ROFR Notice” is defined in Section 8.3(b).
“ROFR Offer” is defined in Section 8.3(b).
“ROFR Offeree” is defined in Section 8.3(b).

    Appendix B - 6

“ROFR Purchaser” is defined in Section 8.3(b).
“ROFR Sale” is defined in Section 8.3.
“Sale Assets” is defined in Section 8.4(a).
“Sale Proceeds” is defined in Section 6.4.
“Securities Laws” is defined in the cover page.
“Selling Partner” is defined in Section 8.3.
“Site Work Management Fees” is defined in Section 7.10(a).
“Stratus” is defined in Section 1.10.
“Stratus Partners” is defined in Section 8.4(a).
“TBOC” is defined in Section 1.1.
“Tecoma Improvements Development Agreement” is defined in Section 4.2(b)(i).
“Tied House Laws” is defined in Section 15.20(a).
“Transactions” is defined on Exhibit D.
“Transfer” is defined in Section 8.1.
“Valuation Consultant” is defined in Section 13.2(c).
“Voting Interests” or “Voting Interest” is defined in Section 4.1(a).
    Appendix B - 7